UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TORNIER N.V.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 16, 2014

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2014 Annual General Meeting of Shareholders of Tornier N.V. to be held on Thursday, June 26, 2014, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Information about the meeting, the agenda items and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 24, 2014. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

Our annual report on Form 10-K for the fiscal year ended December 29, 2013 and related Dutch statutory annual accounts, as prepared in accordance with Dutch law, are being provided to you together with these proxy materials for your review.

Sincerely,

/s/ Sean D. Carney
Sean D. Carney Chairman of the Board of Directors

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 26, 2014

TO THE SHAREHOLDERS OF TORNIER N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Tornier N.V. will be held on Thursday, June 26, 2014, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The agenda for the Annual General Meeting is as follows:

1.	Opening;

2.	Report of the Board of Directors on the fiscal year ended December 29, 2013 (for discussion only);

3.	Election of two non-executive directors and notification to the shareholders of the contemplated appointment of Alain Tornier and Elizabeth H. Weatherman as non-executive directors to serve until the 2017 annual general meeting of shareholders or until their earlier death, resignation or removal (voting proposal no. 1);

4.	Directors’ remuneration for the fiscal year ended December 29, 2013 (for discussion only);

5.	Advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission (voting proposal no. 2);

6.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014 (voting proposal no. 3);

7.	Appointment of E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 28, 2014 (voting proposal no. 4);

8.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2013 (voting proposal no. 5);

9.	Authorization of the preparation of our Dutch statutory annual accounts and annual report of the Board of Directors required by Dutch law in the English language (voting proposal no. 6);

10.	Release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 29, 2013 (voting proposal no. 7);

11.	Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 26, 2015 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 8);

12.	Renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 26, 2019 (voting proposal no. 9);

13.	Renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in agenda item 12 above until June 26, 2019 (voting proposal no. 10);

14.	To consider such other business as may properly come before the meeting; and

15.	Closing.

Many of the agenda matters are presented to the general meeting of our shareholders as a result of our company being organized under the laws of the Netherlands. Several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders that are not voted on.

Our board of directors has determined that all holders of record of our ordinary shares as of the close of business on Thursday, May 29, 2014, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Annual General Meeting. If you wish to attend the Annual General Meeting, however, you must notify our board of directors of your intention to do so no later than June 20, 2014, by submitting your name and number of ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 20, 2014 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 20, 2014. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 24, 2014. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

With respect to the election of two non-executive directors in voting proposal no. 1, our board of directors recommends a vote FOR the election of each of Alain Tornier and Elizabeth H. Weatherman as non-executive directors of our company. With respect to the other voting proposals, our board of directors recommends a vote FOR each of the other voting proposals being presented to our shareholders at the Annual General Meeting.

This notice of the Annual General Meeting and proxy statement and proxy card are being sent or otherwise made available electronically to holders of our ordinary shares on or about May 16, 2014.

* * * * *

By Order of the Board of Directors,

/s/ Kevin M. Klemz
Kevin M. Klemz Senior Vice President, Chief Legal Officer and Secretary

On January 28, 2011, Tornier B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), changed its legal form by converting to Tornier N.V., a public company with limited liability (naamloze vennootschap).

References to “Tornier,” “company,” “we,” “our” or “us” in this proxy statement refer to Tornier B.V. and its subsidiaries prior to the conversion described above and to Tornier N.V. and its subsidiaries upon and after the conversion, unless the context otherwise requires.

References to the term “ordinary shares” or “shares” in this proxy statement refer to our ordinary shares, par value €0.03 per share.

Our fiscal year-end always falls on the Sunday nearest to December 31. References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to the term “2013” or the “year ended December 29, 2013” mean the fiscal year ended December 29, 2013, unless we indicate otherwise.

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 26, 2014

The board of directors of Tornier N.V. is soliciting your proxy for use at the 2014 Annual General Meeting of Shareholders to be held on Thursday, June 26, 2014, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the NASDAQ Stock Market and the Netherlands. As used herein, the term “Annual General Meeting” means the 2014 Annual General Meeting of Shareholders to be held on June 26, 2014.

This proxy statement, proxy card and other materials, including our annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 29, 2013 are being sent or otherwise made available electronically to shareholders on or about May 16, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on June 26, 2014. This proxy statement, our annual report on Form 10-K and Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 29, 2013 are available at www.proxyvote.com/Tornier. In addition, such documents also are available at our offices at the address set forth above and on our website at www.tornier.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 21, 2014, in Part I, Item 1A, “Risk Factors,” which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our annual report on Form 10-K, including in Part I, Item 1A, “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our annual report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the SEC.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

When and Where is the Annual General Meeting?

The Annual General Meeting will be held on June 26, 2014, at 9:00 a.m. (Central European Time), at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

What is the Purpose of the Annual General Meeting?

The purpose of the Annual General Meeting is to give our shareholders an opportunity to consider and act upon the matters set forth in the Notice of Annual General Meeting of Shareholders.

How Do I Attend the Annual General Meeting?

If you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 20, 2014, by submitting your name and number of ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 20, 2014 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 20, 2014. Access to the Annual General Meeting is permitted only after verification of personal identification.

Who Can Vote?

Only shareholders of record of our ordinary shares at the close of business on May 29, 2014, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Annual General Meeting. As of May 1, 2014, the number of outstanding ordinary shares entitled to vote on each voting proposal at the Annual General Meeting was 48,561,160.

How Many Votes Do I Have?

Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting.

Is My Vote Important?

Yes. Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions in response to the next question below, vote your shares and submit your proxy as soon as possible to ensure that you shares are represented and voted at the Annual General Meeting.

How Do I Vote?

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. You can always attend the Annual General Meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (Eastern Time) on June 24, 2014 to be counted.

There are three ways to vote by proxy:

•

By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card or Notice Regarding the Availability of Proxy Materials.

•	By Telephone—You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•

By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) each of our two non-executive director nominees, and (ii) each of the other voting proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted:

•	FOR the election of Alain Tornier and Elizabeth H. Weatherman as non-executive directors, as recommended by our board of directors; and

•	FOR each of the other voting proposals in this proxy statement, as recommended by our board of directors.

How Do I Vote if My Shares Are Held in Street Name?

If you own ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting, as well as notify our board of directors of your intention to do so no later than June 20, 2014 and provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 20, 2014.

Can I Change My Vote or Revoke My Proxy?

Yes. You may change your vote or revoke a proxy at any time prior to its exercise at the Annual General Meeting by:

•	giving to our Senior Vice President, Chief Legal Officer and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 24, 2014; or

•	attending the Annual General Meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

What Vote is Required to Elect Directors and Approve Each Voting Proposal?

Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the Annual General Meeting and entitled to vote. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board of directors. The binding nature of the nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto. At the Annual General Meeting,

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other voting proposals in this proxy statement.

Although there is no quorum requirement under Dutch law, our articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How Will Votes Be Counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares are broker non-votes.

Who Will Count the Votes?

All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by stockholders of record present in person at the Annual General Meeting will be tabulated by our Corporate Secretary or his designee.

How Does the Board of Directors Recommend that I Vote on the Voting Proposals?

Our board of directors recommends that you vote:

•

FOR the election of Alain Tornier and Elizabeth H. Weatherman as non-executive directors to serve until the 2017 annual general meeting of shareholders or until their earlier death, resignation or removal (voting proposal no. 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation” (voting proposal no. 2);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014 (voting proposal no. 3);

•	FOR the appointment of E&Y Accountants LLP as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 28, 2014 (voting proposal no. 4);

•	FOR the adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2013 (voting proposal no. 5);

•	FOR the authorization of the preparation of our Dutch statutory annual accounts and the annual report of our board of directors required by Dutch law in the English language (voting proposal no. 6);

•	FOR the release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 29, 2013 (voting proposal no. 7);

•

FOR the approval of the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 26, 2015 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 8);

•

FOR the renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 26, 2019 (voting proposal no. 9); and

•

FOR the renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in voting proposal no. 9 above until June 26, 2019 (voting proposal no. 10).

Will Any Other Business Be Conducted at the Annual General Meeting?

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other business is properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment if permitted under applicable Dutch and other laws, rules and regulations.

VOTING PROPOSAL NO. 1—ELECTION OF DIRECTORS

Board Structure and Number of Directors

We maintain a one-tier board of directors. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors shall be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive director is responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive director.

Our board of directors and shareholders have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Our current directors and their respective classes and terms are set forth below.

Term Ending at 2014 Annual General Meeting	Term Ending at 2015 Annual General Meeting	Term Ending at 2016 Annual General Meeting
Alain Tornier	Sean D. Carney	David H. Mowry
Elizabeth H. Weatherman	Richard B. Emmitt	Kevin C. O’Boyle Richard F. Wallman

Our board of directors has set the number of directors at seven, consisting of one executive director and six non-executive directors. At the Annual General Meeting, our shareholders will be asked to elect two individuals to fill the two open non-executive director positions. In each case, these directors would be elected to serve for three-year terms or until their respective successors are elected and qualified.

At the Annual General Meeting, Alain Tornier and Elizabeth H. Weatherman have been nominated as non-executive directors to serve a three-year term ending at our 2017 annual general meeting of shareholders. Information regarding our director nominees, including their biographical information, can be found below under the heading “—Additional Information About Director Nominees.” Information regarding our current directors, including their biographical information, can be found later in this proxy statement under the heading “Corporate Governance—Directors and Executive Officers.”

Board Designation Rights

We and certain of our shareholders, including TMG Holdings Coöperatief U.A. (which is an affiliate of Warburg Pincus LLC and referred to in this proxy statement as “TMG”), Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and Alain Tornier, are parties to a securityholders’ agreement, which includes terms relating to the composition of our board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 1, 2014, TMG beneficially owned 22.1% of our outstanding ordinary shares. Mr. Carney and Ms. Weatherman are the current designees of TMG under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG.

Director Nominees

The directors that are elected at the Annual General Meeting will serve until the 2017 annual general meeting of shareholders or until their earlier death, resignation or removal. Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. The binding nature of our board’s nominations may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than 50% of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require majority of two-thirds of the votes cast, representing more than 50% of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

In accordance with the recommendation of the nominating, corporate governance and compliance committee of our board of directors, our board of directors has adopted unanimously resolutions to make the following binding nominations:

1.	For the first open non-executive director position, our board of directors has nominated Alain Tornier to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2017. Our board of directors recommends that shareholders vote for the appointment of Mr. Tornier for this position.

2.	For the second open non-executive director position, our board of directors has nominated Elizabeth H. Weatherman to serve as a non-executive director for a term of approximately three years ending on the date of our annual general meeting of shareholders in 2017. Our board of directors recommends that shareholders vote for the appointment of Ms. Weatherman for this position.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Mr. Tornier and Ms. Weatherman as non-executive directors, unless otherwise directed. Each of Mr. Tornier and Ms. Weatherman currently serve as members of our board of directors.

If prior to the Annual General Meeting, our board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a replacement nominee as selected by our board of directors, in accordance with the securityholders’ agreement. Alternatively, the proxies, at the discretion of our board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board of directors has no reason to believe that any of the director nominees will be unable to serve.

Additional Information About Director Nominees

Information concerning the two nominees for the two open non-executive director positions on our board of directors is set forth below.

Alain Tornier, age 67, is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. Mr. Tornier later served as our President and Chief Executive Officer until the acquisition of our company by an investor group in September 2006, when he retired as an executive officer of our company. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of our company’s history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Elizabeth H. Weatherman, age 54, is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 22.1% of our outstanding ordinary shares as of May 1, 2014. Ms. Weatherman currently serves on the board of directors of several privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc., a publicly held company, and several privately held companies. In addition, prior to such five-year period, Ms. Weatherman served on the boards of directors of several publicly held companies, primarily in the medical device industry. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALAIN TORNIER AND ELIZABETH H. WEATHERMAN AS NON-EXECUTIVE DIRECTORS IN VOTING PROPOSAL NO. 1.

VOTING PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with article 2:135 par. 5a of the Dutch Civil Code, as in effect on January 1, 2014, the execution of the remuneration policy during the fiscal year ended December 29, 2013 is discussed on the basis of the information provided by us under the heading “Part II under C paragraph 13 – Remuneration of the executive and non-executive directors” in our Dutch statutory annual accounts. This information has been included pursuant to the articles 2:383c up to and including e of the Dutch Civil Code.

In addition, our board of directors is providing our shareholders with an advisory vote on executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement, beginning on page 46, including the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. Our most recent say-on-pay vote was held at our 2011 annual general meeting of shareholders. At this meeting, over 99% of the votes cast by our shareholders were in favor of the say-on-pay vote. The compensation committee of our board of directors generally believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to: (1) attract and retain executives important to the success of our company and the creation of value for our shareholders; (2) reinforce our corporate mission, vision and values; (3) align the interests of our executives with the interests of our shareholders; and (4) reward our executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short and long term and their general contributions to the success of our company. To achieve these objectives, our compensation committee makes compensation decisions based on the following principles:

•

Base salary and total compensation levels will generally be targeted within the range of the 50th to 75th percentile of a group of similarly sized peer companies. However, the competitiveness of any individual executive’s salary will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. Pay levels will also reflect the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the executive’s compensation potential that may be available elsewhere.

•

At least two-thirds of the Chief Executive Officer’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results or share price.

•

The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking by executives.

•	A primary emphasis should be placed on company performance as measured against goals approved by our compensation committee rather than on individual performance.

•	At least half of the Chief Executive Officer’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

The “Compensation Discussion and Analysis,” which begins on page 46 of this proxy statement, describes our executive compensation program and the executive compensation decisions made by our compensation committee in 2013 in more detail. During 2013, we took a number of actions that supported our executive compensation philosophy of ensuring that our executive pay program reinforces our corporate mission, vision and values, is reflective of our performance, is market competitive to attract and retain key employees and is aligned with the interests of our shareholders, including the following:

•	Compensation review. Our compensation committee reviewed our formal compensation objectives and principles to guide executive pay decisions, which are described above.

•

Independent consultant. Our compensation committee engaged an independent compensation consultant, Mercer (US) Inc., to provide executive pay advice to our compensation committee. During 2013, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our pay program to those of our peers, provided information on executive pay trends and implications for our company and made other recommendations to our compensation committee regarding our executive compensation program.

•

LTI grant guidelines. Our board of directors, upon recommendation of our compensation committee, adopted long-term incentive grant guidelines for the grant of equity awards to our employees under the Tornier N.V. 2010 Incentive Plan.

•

Executive officer changes. In February 2013, we appointed David H. Mowry as President and Chief Executive Officer on a non-interim basis and in June 2013, Mr. Mowry was elected as our executive director by our shareholders. In June 2013, we hired Gordon W. Van Ummersen as an executive officer and who currently serves as our Senior Vice President, Global Product Delivery. During 2013, we realigned and streamlined our executive management structure by reducing the number of direct reports to our Chief Executive Officer.

•

Hedging and pledging. In April 2013, we amended our code of conduct on insider trading and confidentiality to prohibit our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

We maintain certain best pay practices, which support our executive compensation objectives and principles, and benefit our shareholders. These practices include the following:

•

Pay for performance. We tie compensation directly to financial performance. Our annual cash incentive plan pays out only if certain minimum threshold levels of financial performance are met. For our annual cash incentive awards, we establish threshold levels of performance for each performance measure that must be met for there to be a payout for that performance measure. Additionally, the threshold level of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) performance must be met for there to be any payout for individual performance under our annual cash incentive plan.

•

Bonus caps. Our annual cash incentive awards have maximum levels of financial performance. At maximum or greater than maximum levels of performance, our annual cash incentive plan payouts are capped at 150% of target.

•	Performance measure mix. We utilize a mix of performance measures within our annual cash incentive plan.

•

At-risk pay. A significant portion of our executives’ compensation is “performance-based” or “at risk.” For 2013, 79% of target total direct compensation was performance-based for our Chief Executive Officer, and between 64% and 84% of target total direct compensation for our other named executive officers was performance-based, assuming grant date fair values for equity awards.

•

Equity-based pay. A significant portion of our executives’ compensation is “equity-based” and in the form of stock-based incentive awards. For 2013, 63% of target total direct compensation for our Chief Executive Officer and between 44% and 76% of target total direct compensation for our other named executive officers was equity-based, assuming grant date fair values for equity awards.

•

Four-year vesting. Value received under our long-term equity-based incentive awards is tied to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the market value of our ordinary shares exceeds the exercise price of the options.

•

Clawback policy. Our corporate performance incentive plan and our stock incentive plan and related award agreements include “clawback” provisions if it is determined that our executives engaged in certain conduct adverse to our company’s interests.

•	No tax gross-ups. We do not provide tax “gross up” payments in connection with any compensation, benefits or perquisites provided to our executives.

•	No guaranteed bonuses. No executives are eligible for multi-year or other guaranteed bonuses.

•	Limited perquisites. We provide only limited modest perquisites to our executives.

•

Stock ownership guidelines and holding/retention periods. We maintain stock ownership guidelines for all of our executive officers. Until the applicable stock ownership target is achieved, each executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units.

•

No hedging or pledging. We prohibit our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

Accordingly, our board of directors recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not ultimately voting to approve or disapprove the recommendation of our board of directors. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our compensation committee and board of directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

In accordance with the result of our advisory vote on the frequency of the say-on-pay vote, which was conducted most recently at our 2011 annual general meeting of shareholders, the board of directors determined that we will conduct a say-on-pay vote every three years. Accordingly, the next say-on-pay vote will occur in 2017 in connection with our 2017 annual general meeting of shareholders. At our 2017 annual general meeting of shareholders, our shareholders also will have the opportunity once again to vote on a frequency of the say-on-pay vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 2.

VOTING PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Ernst & Young LLP

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014 and has further directed that management submit the appointment of Ernst & Young LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual General Meeting.

Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of Ernst & Young LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may select a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.

Representatives of Ernst & Young LLP are not expected to be present in person at the Annual General Meeting. However, representatives of Ernst & Young LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Audit, Audit-Related, Tax and Other Fees

The following table shows the fees that we paid or accrued for audit and other services provided by Ernst & Young LLP for 2013 and 2012:

Fees	2013	2012
Audit fees	$1,454,920	$1,467,055
Audit-related fees	—	113,060
Tax fees	—	84,015
All other fees	1,995	3,285

Total	$1,456,915	$1,667,415

In the above table, “Audit fees” are fees for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K, and the review of our consolidated financial statements included in our quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “Audit related fees” are fees for assurance and related services and include fees for services performed related to due diligence on acquisitions; “Tax fees” are fees for tax compliance, tax advice on acquisitions, and tax planning; and “All other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements with our management. The audit committee also has discussed with our independent registered public accounting firm the overall scope and plans for their audits of our company. Furthermore, the audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard AU Section 380 (Communication with Audit Committees). This review included a discussion of the quality of our accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in our financial statements and notes thereto. In addition, the audit committee has received written disclosures and a letter from our independent registered public accounting firm delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with them matters pertaining to their independence. The audit committee also considered whether the additional services unrelated to audit services performed by Ernst & Young LLP during the fiscal year ended December 29, 2013 were compatible with maintaining their independence in performing their audit services. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the SEC. The audit committee and our board of directors also have recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.

Audit Committee

Richard F. Wallman, Chairman

Richard B. Emmitt

Kevin C. O’Boyle

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 3.

VOTING PROPOSAL NO. 4—APPOINMENT OF AUDITOR FOR DUTCH STATUTORY ANNUAL

ACCOUNTS

The audit committee of our board of directors has selected E&Y Accountants LLP to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 28, 2014. As required by Dutch law, shareholder approval must be obtained for the selection of E&Y Accountants LLP to serve as our auditor to audit our Dutch statutory annual accounts.

Representatives of E&Y Accountants LLP are not expected to be present in person at the Annual General Meeting. However, representatives of E&Y Accountants LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

If this voting proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will select an alternative auditor to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 28, 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 4.

VOTING PROPOSAL NO. 5—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to confirm and adopt our Dutch statutory annual accounts for the fiscal year ended December 29, 2013, which are comprised of our audited consolidated financial statements prepared in accordance with Dutch generally accepted accounting principles.

As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare the Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts are prepared in accordance with accounting principles generally accepted in the Netherlands and Dutch law. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 29, 2013 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our annual report on Form 10-K.

A copy of our Dutch statutory annual accounts is being provided or made available to you together with these proxy materials and also is available on our website at www.tornier.com or may be obtained by contacting Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Due to the international nature of our business, the annual accounts and annual report have been prepared in the English language. In addition to the adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2013, our shareholders also will be asked to authorize the preparation of our future Dutch statutory annual accounts and the annual report of our board of directors as required by Dutch law in the English language.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 5.

VOTING PROPOSAL NO. 6—AUTHORIZATION OF PREPARATION OF DUTCH STATUTORY

ANNUAL ACCOUNTS IN ENGLISH LANGUAGE

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies with significant operations and shareholders located in the United States and a U.S. stock exchange listing, our shareholders will be asked to authorize the preparation of our future Dutch statutory annual accounts and annual report of our board of directors as required by Dutch law in the English language.

We believe that despite the organization of our company under the laws of the Netherlands, most of our shareholders are located in the United States and outside the Netherlands and, therefore, would appreciate the preparation of our Dutch statutory annual accounts and annual report of our board of directors as required by Dutch law in the English language.

This authorization will be applicable for all future Dutch statutory annual accounts and annual reports of our board of directors as required by Dutch law until a resolution is adopted by the general meeting of our shareholders providing otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 6.

VOTING PROPOSAL NO. 7—RELEASE OF CERTAIN LIABILITIES

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to release the members of our board of directors in office during the fiscal year ended December 29, 2013 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 29, 2013.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 29, 2013. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 7.

VOTING PROPOSAL NO. 8—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO

REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 26, 2015

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to resolve on an extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 26, 2015 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization is scheduled to expire on December 27, 2014.

Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our equity compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 4.9 million shares) until December 27, 2015 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 26, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 8.

VOTING PROPOSAL NO. 9—RENEWAL OF AUTHORIZATION TO ISSUE ORDINARY SHARES

UNTIL JUNE 26, 2019

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital until June 26, 2019. Our prior authorization is scheduled to expire on August 26, 2015.

Our current authorized share capital consists of 175 million ordinary shares, each with a nominal value per share of €0.03. Under Dutch law and our articles of association, we are required to seek the approval of our shareholders each time we wish to issue shares of our authorized share capital unless our shareholders have authorized our board of directors to issue shares. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to issue ordinary shares, or grant rights to subscribe for ordinary shares, up to a maximum of our authorized share capital. This existing authorization expires on August 26, 2015, and it is common practice for Dutch companies to seek to renew this authorization prior to its expiration or annually on a rolling basis. The approval of this voting proposal will maintain our flexibility to issue our shares without the delay and expense of calling extraordinary general meetings of shareholders.

We currently issue ordinary shares from our authorized share capital to satisfy our obligations to issue shares under our equity compensation plans. Other than ordinary share issuances in connection with our equity compensation plans, we do not have any specific plans, proposals or arrangements to issue any of our authorized ordinary shares for any purpose. However, in the ordinary course of our business, we may determine from time to time that the issuance of authorized and unissued shares is in the best interests of our company, including in connection with equity compensation or future acquisitions or financings.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital until June 26, 2019. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisitions, financings or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our ordinary shares are listed on the NASDAQ Global Select Market, and the issuance of additional shares will remain subject to NASDAQ rules. In particular, NASDAQ requires shareholder approval for the issuance of shares in excess of 20% of the shares outstanding, with several exceptions.

If our shareholders do not renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, then the previous authorization would remain in place, and we would continue to issue our shares and grant rights to purchase or subscribe for our shares pursuant to that authorization until it expires on August 26, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 9.

VOTING PROPOSAL NO. 10—RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT

SHAREHOLDERS’ PREEMPTIVE RIGHTS UNTIL JUNE 26, 2019

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to exclude or restrict preemptive rights until June 26, 2019. Our prior authorization is scheduled to expire on August 26, 2015.

Under Dutch law, holders of our ordinary shares (other than our employees who are issued ordinary shares pursuant to awards granted under our equity compensation plans) would generally have a pro rata preemptive right of subscription to any of our ordinary shares issued for cash. A preemptive right of subscription is the right of our current shareholders to maintain their percentage ownership of our shares by buying a proportional number of any new shares that we issue. However, Dutch law and our articles of association permit our shareholders to authorize our board of directors to exclude or restrict these preemptive rights. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to exclude or restrict these preemptive rights, which authorization expires on August 26, 2015, and it is common practice for Dutch companies to seek to renew this authorization prior to its expiration date or annually on a rolling basis.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to exclude or restrict preemptive rights until June 26, 2019. Preemptive rights are uncommon for public companies domiciled in the United States. We believe that if we are not granted the authority to limit preemptive rights, our ability to raise capital through sales of our securities would be significantly affected because shareholders’ exercise of their preemptive rights would cause delays in a transaction and may dissuade potential buyers of our securities from entering into a transaction with us. In addition, our ability to effect acquisitions using our ordinary shares as consideration also would be similarly limited if our board of directors did not have the authority to limit preemptive rights. Any limits or waivers of preemptive rights would apply equally to all holders of our ordinary shares. Furthermore, as long as our ordinary shares remain listed on the NASDAQ Global Select Market, any issuance of ordinary shares will remain subject to NASDAQ rules, including limitations on our ability to issue shares without shareholder approval. See voting proposal no. 9 above for a discussion of the NASDAQ rules regarding share issuances.

If our shareholders do not renew the authority of, then the previous authorization would remain in place, and we could continue to exclude or restrict preemptive rights pursuant to that authorization until it expires on August 26, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF VOTING PROPOSAL NO. 10.

CORPORATE GOVERNANCE

Directors and Executive Officers

The table below sets forth, as of May 1, 2014, certain information concerning our directors and executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
David H. Mowry	51	President and Chief Executive Officer and Executive Director
Shawn T McCormick	49	Chief Financial Officer
Stéphan Epinette	43	Senior Vice President, International Commercial Operations
Kevin M. Klemz	52	Senior Vice President, Chief Legal Officer and Secretary
Gregory Morrison	50	Senior Vice President, Global Human Resources and HPMS
Terry M. Rich	46	Senior Vice President, U.S. Commercial Operations
Gordon W. Van Ummersen	52	Senior Vice President, Global Product Delivery
Sean D. Carney(1)(2)(3)	45	Chairman and Non-Executive Director
Kevin C. O’Boyle(2)(3)(4)	58	Non-Executive Director
Richard B. Emmitt(3)(4)	69	Non-Executive Director
Alain Tornier	67	Non-Executive Director
Richard F. Wallman(1)(4)	63	Non-Executive Director
Elizabeth H. Weatherman(1)	54	Non-Executive Director

(1)	Member of the compensation committee.
(2)	Member of the nominating, corporate governance and compliance committee.
(3)	Member of the strategic transactions committee.
(4)	Member of the audit committee.

The following is a biographical summary of the experience of our directors and executive officers:

David H. Mowry serves as our President and Chief Executive Officer, a position he has held since February 2013, and as our Executive Director, a position he has held since June 2013. Mr. Mowry joined us in July 2011 as Chief Operating Officer, and in November 2012 was appointed Interim President and Chief Executive Officer. In February 2013, he was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining us, Mr. Mowry served from July 2010 to July 2011 as President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired Covidien in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics.

Shawn T McCormick joined us as our Chief Financial Officer in September 2012. Prior to joining us, Mr. McCormick served as Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011, from April 2011 to February 2012. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a global endovascular device company acquired Covidien plc in July 2010. Prior to joining ev3, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a global medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. Mr. McCormick joined Medtronic in July 1992 and held various finance and leadership positions during his tenure. From July 2007 to May 2008, he served as Vice

President, Corporate Technology and New Ventures of Medtronic. From July 2002 to July 2007, he was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. Mr. McCormick earned his Master of Business Administration from the University of Minnesota’s Carlson School of Management and his Bachelor of Science in Accounting from Arizona State University. He is a Certified Public Accountant.

Stéphan Epinette leads our international commercial operations and large joints business as Senior Vice President, International Commercial Operations. Mr. Epinette served as Vice President, International Commercial Operations from December 2008 to January 2014 and in January 2014 was appointed to his current position. Mr. Epinette has over 19 years of experience in the orthopaedic medical device industry. Prior to joining us, he served in various leadership roles with Stryker Corporation, a medical technology company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master’s Degree in Health Economics from Sciences Politiques, Paris, a Master’s Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

Kevin M. Klemz serves as our Senior Vice President, Chief Legal Officer and Secretary. Mr. Klemz served as Vice President, Chief Legal Officer and Secretary from September 2010 to January 2014 and in January 2014 was appointed to his current position. Prior to joining us, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc., a global endovascular device company acquired Covidien plc in July 2010, from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 from January 2007 to August 2007. Prior to joining ev3, Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

Gregory Morrison serves as our Senior Vice President, Global Human Resources and HPMS (High Performance Management System). Mr. Morrison served as Global Vice President, Human Resources from December 2010 to January 2014 and in January 2014 was appointed to this current position. Prior to joining us, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc., Inc., a global endovascular device company acquired Covidien plc in July 2010, from August 2007 to December 2010, and as Vice President, Human Resources of ev3 from May 2002 to August 2007. Prior to joining ev3, Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources for Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Terry M. Rich serves as our Senior Vice President, U.S. Commercial Operations, a position he has held since March 2012. Prior to joining us, Mr. Rich served as Senior Vice President of Sales – West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine of DePuy Spine, Inc., a spine company and subsidiary of Johnson & Johnson, from July 2004 to December 2005. Mr. Rich has a Bachelor of Labor Relations from Rutgers College, Rutgers University.

Gordon W. Van Ummersen serves as our Senior Vice President, Global Product Delivery. Mr. Van Ummersen served as Senior Vice President, Product Delivery from June 2013 to January 2014 and in January 2014 was appointed to his current position. Prior to joining us, Mr. Van Ummersen spent a year in multiple leadership roles for Biomet, Inc., an orthopedic company, following the divestiture of the worldwide trauma business of DePuy Orthopaedics, Inc. to Biomet in June 2012. Prior to that, Mr. Van Ummersen served as WW President, Trauma & Extremities for DePuy from 2007 to June 2012, General Manager, Trauma & Extremities from 2005 to 2007 and Vice President, Marketing from 2003 to 2005. Prior to joining DePuy, Mr. Van Ummersen held numerous senior commercial roles at Stryker Corporation, a medical technology company, including Vice President & General

Manager for US Trauma from 1999 to 2003 and Director of Corporate Accounts from 1995 to 1999. Mr. Van Ummersen holds a Masters of Business Administration from the University of Massachusetts, Boston and a Bachelor of Science degree in Health Services Administration from Providence College.

Sean D. Carney is one of our directors and has served as a director since July 2006. Mr. Carney serves as our Chairman, a position he has held since May 2010. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 22.1% of our outstanding ordinary shares as of May 1, 2014. He is also a member of the board of directors of MBIA Inc. and several private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, and several privately held companies. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led our board of directors to the conclusion that he should serve as a director, our Chairman and Chair and member of several of our board committees at this time in light of our business and structure.

Kevin C. O’Boyle is one of our directors and has served as a director since June 2010. In November 2012, Mr. O’Boyle served as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc. and Durata Therapeutics, Inc., all publicly traded companies. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director, Chair of our strategic transactions committee and a member of our audit committee at this time in light of our business and structure.

Richard B. Emmitt is one of our directors and has served as a director since July 2006. Mr. Emmitt was initially appointed as one of three directors in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc., both publicly held companies, and several privately held companies. In addition, prior to such five-year period, Mr. Emmitt served on the boards of directors of several publicly held companies, primarily in the medical device industry. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led our board of directors to the conclusion that he should serve as a director and a member of our audit committee and strategic transactions committee at this time in light of our business and structure.

Alain Tornier is one of our directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in our predecessor entity in 1976, following the death of his father, René Tornier, our founder. Mr. Tornier later served as our President and Chief Executive Officer until the acquisition of our company by an investor group in September 2006, when he retired as an executive officer of our company. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of our company’s history and operations have led our board of directors to the conclusion that he should serve as a director at this time in light of our business and structure.

Richard F. Wallman is one of our directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as one of our directors, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc. as well as auto suppliers Dana Holding Corporation, Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell and his public company director experience, and his financial experience and expertise, have led our board of directors to the conclusion that he should serve as a director, Chair of our audit committee and a member of our compensation committee at this time in light of our business and structure.

Elizabeth H. Weatherman is one of our directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that we entered into with certain holders of our securities. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, a principal shareholder that owns approximately 22.1% of our outstanding ordinary shares as of May 1, 2014. Ms. Weatherman currently serves on the board of directors of several privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc., a publicly held company, and several privately held companies. In addition, prior to such five-year period, Ms. Weatherman served on the boards of directors of several publicly held companies, primarily in the medical device industry. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led our board of directors to the conclusion that she should serve as a director at this time in light of our business and structure.

Board Structure and Composition

We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of seven directors, one of whom is our executive director and six of whom are non-executive directors.

All of our non-executive directors, except Alain Tornier, are “independent directors” under the Listing Rules of the NASDAQ Stock Market. Therefore, the following five of our current seven directors are “independent directors” under the Listing Rules of the NASDAQ Stock Market: Sean D. Carney, Kevin C. O’Boyle, Richard B.

Emmitt, Richard F. Wallman and Elizabeth H. Weatherman. Independence requirements for service on our audit committee are discussed below under “—Board Committees—Audit Committee” and independence requirements for service on our compensation committee are discussed below under “—Board Committees—Compensation Committee.” Mr. Wallman and Mr. O’Boyle are independent under the independence definition in the Dutch Corporate Governance Code. Because we currently comply with the NASDAQ corporate governance requirements, we can deviate from the Dutch Corporate Governance Code requirement that a majority of our directors be independent within the meaning of the Dutch Corporate Governance Code provided we explain such deviation in our Dutch statutory annual report.

Our board of directors and our shareholders each have approved that our board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Mr. Tornier and Ms. Weatherman are in the class of directors whose term expires at the 2014 annual general meeting of our shareholders. Messrs. Carney and Emmitt are in the class of directors whose term expires at the 2015 annual general meeting of our shareholders. Messrs. Mowry, O’Boyle and Wallman are in the class of directors whose term expires at the 2016 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination of the board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. A nominee is deemed appointed unless the general meeting of shareholders opposes the use of the binding nomination procedure by a resolution passed with the affirmative vote of at least two-thirds majority of the votes cast, which votes also represent more than 50% of our issued share capital. In such case, a new meeting is called to fill the vacancies for which the binding nominations were initially made. Nominees for appointment are presented by the board of directors. These nominations are not binding. The resolution for appointment in such meeting shall require the affirmative vote of at least two-thirds majority of the votes cast representing more than 50% of our issued share capital.

If our board of directors fails to use its right to submit a binding nomination, the general meeting of shareholders may appoint members of our board of directors with a resolution passed with the affirmative vote of at least a two-thirds majority of the votes cast, representing more than 50% of our issued share capital. A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than 50% of our issued share capital.

Pursuant to a securityholders’ agreement among Tornier, TMG Holdings Coöperatief U.A. (TMG), Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P. and certain other shareholders, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 1, 2014, TMG beneficially owned 22.1% of our outstanding ordinary shares. Mr. Carney and Ms. Weatherman are the current directors who are designees of TMG.

Under our articles of association, our internal rules for the board of directors and Dutch law, the members of our board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company. Our executive director historically has been our Chief Executive Officer, who is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with our articles of association and our internal rules for the board of directors. Our non-executive directors supervise our Chief Executive Officer and our general affairs and provide general advice to our Chief Executive Officer. In performing their duties, our directors are guided by the interests of our company and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of our stakeholders. The internal affairs of the board of directors are governed by our internal rules for the board of directors, a copy of which is available on the Investor Relations—Corporate Governance section of our corporate website at www.tornier.com.

Mr. Carney serves as our Chairman. The duties and responsibilities of our Chairman include, among others: determining the agenda and chairing the meetings of our board of directors, managing our board of directors to ensure that it operates effectively, ensuring that the members of our board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of our board of directors, promoting effective relationships and open communication between non-executive directors and the executive director and monitoring effective implementation of board of directors decisions.

All regular meetings of our board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors that have no conflict of interest present or represented. However, as required by Dutch law, our articles of association provide that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of our board of directors in the management of our company, notwithstanding the general requirement that otherwise requires a majority of our board of directors be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by a majority of the directors in office. Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a conflict of interest with the company. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Our articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he has a conflict of interest with the company. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Committees

Our board of directors has four standing board committees: an audit committee, a compensation committee, a nominating, corporate governance and compliance committee and a strategic transactions committee. Each of these committees has the responsibilities and composition described below. Our board of directors has adopted a written charter for each committee of our board of directors, which charters are available on the Investor Relations—Corporate Governance section of our corporate website at www.tornier.com. Our board of directors from time to time may establish other committees. In October 2013, our board of directors created the strategic transactions committee as a new standing committee of the board.

The following table summarizes the current membership of each of the four Board committees.

Director	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
David H. Mowry	—	—	—	—
Sean D. Carney	—	Chair	Chair	✓
Kevin C. O’Boyle	✓	—	✓	Chair
Richard B. Emmitt	✓	—	—	✓
Alain Tornier	—	—	—	—
Richard F. Wallman	Chair	✓	—	—
Elizabeth H. Weatherman	—	✓	—	—

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

The board of directors held four meetings during the fiscal year ended December 29, 2013. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that due to the location of our annual general meeting of shareholders in the Netherlands, the residence of most of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our annual general meeting of shareholders held in June 2013.

Audit Committee

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. The primary responsibilities of our audit committee include:

•

assisting our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements insofar as they relate to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors;

•

appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•

establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under the federal securities laws.

Our audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.

Our audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O’Boyle. We believe that the composition of our audit committee complies with the applicable rules of the SEC and the NASDAQ Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle is an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Stock Market. The board of directors also has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Stock Market, and each of Mr. Wallman and Mr. O’Boyle is independent under the Dutch Corporate Governance Code.

The audit committee held eight meetings during 2013.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the compensation policy adopted by the general meeting of our shareholders, include:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•

making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” section of this proxy statement and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in this proxy statement;

•

approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders; and

•

reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees.

Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.

Our compensation committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor in accordance with applicable SEC and NASDAQ rules. During 2013, our compensation committee retained Mercer (US) Inc. (Mercer) to assist in the design and review of our executive and director compensation programs. Additional information regarding the role of Mercer is found under “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation—Role of Consultant.” Mercer’s fees for director and executive compensation consulting services provided to the compensation committee in 2013 were $111,087. Mercer did not provide any services to our company during 2013, other than those for which it had been retained by our compensation committee, other than certain services related to the Mercer Benchmark Compensation Survey. The aggregate fees paid for such other services in 2013 were $6,221. The compensation committee and the board of directors did not review or approve such other services provided to us by Mercer, as those services were approved by management in the normal course of business. Our compensation committee has assessed the independence of Mercer pursuant to SEC rules and NASDAQ listing rules and concluded that the work of Mercer did not raise any conflicts of interest.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation.”

Our compensation committee consists of Mr. Carney (Chair), Mr. Wallman and Ms. Weatherman. We believe that the composition of our compensation committee complies with the applicable rules of the SEC and the NASDAQ Stock Market. The board of directors has determined that each of Mr. Carney and Mr. Wallman and Ms. Weatherman meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the NASDAQ Stock Market.

The compensation committee held five meetings during 2013.

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•

overseeing our compliance efforts with respect to our legal, regulatory and quality systems requirements and ethical programs, including our code of business conduct and ethics, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

Our nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.

Our nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

Our nominating, corporate governance and compliance committee consists of Mr. Carney (Chair) and Mr. O’Boyle.

The nominating, corporate governance and compliance committee held four meetings during 2013.

Strategic Transactions Committee

The primary responsibilities of our strategic transactions committee include:

•

reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments and similar strategic transactions involving Tornier or any one or more of our subsidiaries outside the ordinary course of our business that may arise from time to time;

•

approving on behalf of our board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer or affiliate of Tornier has a material interest;

•

making recommendations to our board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

•	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and our board of directors, as appropriate;

•

assisting management in developing, implementing and adhering to a strategic plan and direction for our activities with respect to strategic transactions and making recommendations to management and our board of directors, as appropriate; and

•

reviewing and evaluating potential opportunities for restructuring our business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to our company and making recommendations to management and our board of directors, as appropriate.

Our strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.

Our strategic transactions committee consists of Mr. O’Boyle (Chair), Mr. Carney and Mr. Emmitt.

The strategic transactions committee was formed as a new standing committee of the board in October 2013 and only held one meeting as a standing committee during 2013.

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com. Among the topics addressed in our internal rules for our board of directors are:

• Board responsibility	• Board meetings

• Board composition	• Board resolutions

• Chairman responsibilities	• Conflicts of interest

• Executive director responsibilities	• Board committees

• Non-executive director responsibilities	• Disclosure of information

• Ownership of securities	• Confidentiality

Dutch Corporate Governance Code

In addition to the Listing Rules of the NASDAQ Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as an SEC registrant and NASDAQ listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the NASDAQ Stock Market and therefore at times may choose to apply practices common for NASDAQ listed companies.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we are disclosing in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our Dutch statutory annual report may be found on the Investor Relations—Corporate Governance section of our website at www.tornier.com.

Board of Directors Leadership Structure

Mr. Carney serves as chairman of our board of directors. Mr. Mowry serves as our president and chief executive officer and has been delegated by our board of directors all of the duties and responsibilities of an executive director. During 2013, Mr. O’Boyle served as our interim vice chairman.

Under our internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of our company. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of our company; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, maintaining effective communication with major shareholders so as to ensure our board of directors develops an understanding of their views; (xi) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.

Under our internal rules for our board of directors, the executive director shall have responsibility within our board of directors for: (i) day-to-day management of our company comprising all decisions in the ordinary course of business of our company; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by the bard of directors; (ii) strategic management of our company including developing strategy and business plans for our company, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls for our company; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to the entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding the management of our company; (viii) evaluating the overall effectiveness of our company; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.

The duties and responsibilities of our former interim vice chairman included, among others, serving as liaison between our president and chief executive officer and the non-executive directors, coordinating a board evaluation of the performance of the president and chief executive officer, coordinating feedback among the non-executive directors and the president and chief executive officer, and in the absence of the chairman, performing the duties and responsibilities of the chairman. The duties of the interim vice chairman also included leading, together with the nominating, corporate governance and compliance committee, the search process for a non-interim president and chief executive officer and coordinating such process with the other members of the nominating, corporate governance and compliance committee. The interim vice chairman position was created as a temporary position in light of the appointment of Mr. Mowry as interim president and chief executive officer in November 2012 and was eliminated after Mr. Mowry was appointed president and chief executive officer on a permanent basis and served in such position for a period of time.

We currently believe this leadership structure is in the best interests of our company and our shareholders and strikes the appropriate balance between the president and chief executive officer’s responsibility for the strategic direction, day-to day-leadership and performance of our company and the chairman’s responsibility to guide overall strategic direction of our company and provide oversight of our company’s corporate governance and guidance to our president and chief executive officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that we are well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risk. Management is responsible for the day to day management of risks faced by our company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our company. David H. Mowry, our President and Chief Executive Officer, regularly attends meetings of our board of directors and discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Business Conduct and Ethics, our Code of Conduct on Interactions with U.S. Customers, our Code of Conduct on Insider Trading and Confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that we may undertake.

Consideration of Director Nominees

Our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for election as directors. The policy of our nominating, corporate governance and compliance committee with respect to nominees for election as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to the board of directors from shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and our company within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of the shares of our company beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise. Shareholder recommendations to our board of directors should be sent to:

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Our nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide our company with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this proxy statement, no member of our compensation committee has had any relationship with our company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director, or member of the compensation committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of our board of directors or compensation committee.

Stock Ownership Guidelines

In February 2014, we established stock ownership guidelines that are intended to further align the interests of our directors executive officers with those of our shareholders. The stock ownership guideline for our non-executive directors is that number of our ordinary shares with a value equal to three times the amount of the annual cash retainer paid to directors in consideration for their service as members of our board of directors. Stock ownership targets for our executive officers are set at that number of ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for our CEO and one and one-half times for our other executive officers. Directors and executive officers have five years from the date of election or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach their stock ownership target. Until the applicable stock ownership target is achieved, each director and executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. As of February 13, 2014, the date the stock ownership guidelines were established, all of our directors and executives met their respective individual stock ownership guideline, except for Mr. Mowry, whose stock ownership target is the highest amongst our executive team in light of his CEO position.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, which applies to all of our directors, officers and employees. Our code of business conduct and ethics is available on the Investor Relations—Corporate Governance section of our corporate website at www.tornier.com. Any person may request a copy free of charge by writing to Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. We intend to disclose on our website any amendment to, or waiver from, a provision of our code of business conduct and ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Stock Market.

Code of Conduct on Insider Trading and Confidentiality

We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. Our code of conduct on insider trading and confidentiality, among other things, prohibits our directors and officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

Shareholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions that have occurred since the beginning of our last fiscal year, or any currently proposed transactions, to which we were or are a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

a related person (including any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

We refer to these transactions as “related party transactions.” As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. In determining whether to approve a related party transaction, our audit committee generally will evaluate the transaction in terms of (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. Our audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Alain Tornier is a member of our board of directors. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, which holds approximately 3.7% of our outstanding ordinary shares as of May 1, 2014.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A., or TMG, holds approximately 22.1% of our outstanding ordinary shares as of May 1, 2014. Our directors, Sean D. Carney and Elizabeth H. Weatherman, are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, WP (Bermuda) IX PE One Ltd. and Warburg Pincus (Bermuda) Private Equity Ltd., or WPPE. Furthermore, Mr. Carney and Ms. Weatherman are Partners of Warburg Pincus & Co., the sole member of WPPE.

Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt. Richard B. Emmitt, a member of our board of directors, is a Member and Manager of The Vertical Group, L.P., which is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P.

We are party to a securityholders’ agreement with certain of our shareholders, including TMG, WP Bermuda, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and Mr. Tornier. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected as directors. TMG holds approximately 22.1% of our outstanding ordinary shares as of May 1, 2014. Mr. Carney and Ms. Weatherman are the current directors who are designees of TMG. The securityholders’ agreement terminates upon the written consent of all parties to the agreement.

We are party to a registration rights agreement with certain of our shareholders, including entities affiliated with certain of our directors, including TMG, Vertical Fund I, L.P., Vertical Fund II, L.P. and KCH Stockholm AB. Pursuant to the registration rights agreement, we have agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates and one registered offering of at least $10 million upon a demand of Vertical Fund I, L.P. or Vertical Fund II, L.P., (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. We have also granted certain incidental or “piggyback” registration rights with respect to the registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, we have agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

On February 28, 2014, we completed an underwritten secondary public offering of our ordinary shares pursuant to which TMG participated and sold an aggregate of 5,125,000 ordinary shares to the underwriter at a per share price of $18.94. Pursuant to the terms of the registration rights agreement described above, we paid substantially all of the expenses in connection with the offering, other than underwriting commissions, which equaled approximately $320,000.

On May 15, 2013, we completed an underwritten public offering of our ordinary shares pursuant to which TMG, Vertical Fund I, L.P. and Vertical Fund II, L.P. participated and sold an aggregate of 2,875,000 ordinary shares in addition to the 5,175,000 shares sold by us at a per share price of $16.15. Pursuant to the terms of the registration rights agreement described above, we paid substantially all of the expenses in connection with the offering, other than underwriting commissions, which equaled approximately $560,000.

On February 9, 2007, we signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. We amended this agreement in December 2011 to include certain additional rights and an option to license additional products. We paid $0.1 million of minimum royalty payments during 2013 to Tepha under the terms of this agreement. Additionally, we made payments of $0.5 million during 2013 related to the purchase of materials. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 15% of Tepha’s outstanding common and preferred stock. In addition, Mr. Emmitt serves on Tepha’s board of directors.

On January 22, 2008, we signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET’s F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted us an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1.0 million. We exercised this option on February 10, 2010. Upon FDA approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. We have not accrued or paid any royalties under the terms of this agreement. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 20% of BioSET’s outstanding capital stock.

On July 29, 2008, we formed a real estate holding company, SCI Calyx, together with Mr. Tornier. SCI Calyx is owned 51% by us and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by us and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of our current products and house certain of our operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three-month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of December 29, 2013, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.3 million. The

SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included in our consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €904,908. As of December 29, 2013, future minimum payments under this lease were €4.3 million in the aggregate.

On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €279,506 annually, which was subsequently increased to €288,564. Animus SCI is wholly owned by Mr. Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €252,545, which was subsequently increased to €548,465. Balux SCI is wholly owned by Mr. Tornier and his sister, Colette Tornier. As of December 29, 2013, future minimum payments under all of these agreements were €0.8 million in the aggregate.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 1, 2014, by:

•	each of our directors and named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below assume that there are 48,561,160 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned (1)
	Number	Percent
Directors and named executive officers:
David H. Mowry	73,814	*
Shawn T McCormick	29,488	*
Gordon W. Van Ummersen	5,089	*
Terry M. Rich	54,958	*
Stéphan Epinette	130,411	*
Sean D. Carney(2)	10,748,216	22.1%
Richard B. Emmitt(3)	418,207	*
Kevin C. O’Boyle	65,016	*
Alain Tornier(4)	1,781,324	3.7%
Richard F. Wallman	101,964	*
Elizabeth H. Weatherman(5)	10,740,963	22.1%
All directors and executive officers as a group (13 persons)	13,635,135	27.7%
Principal shareholders:
Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(6)	10,721,809	22.1%
T. Rowe Price Associates, Inc.(7)	5,021,690	10.3%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 1, 2014 and ordinary shares issuable upon the vesting of stock awards granted in the form of restricted stock units within 60 days of May 1, 2014:

Name	Options	Stock awards in the form of restricted stock units
David H. Mowry	49,016	17,273
Shawn T McCormick	18,657	8,384
Gordon W. Van Ummersen	—	5,089
Terry M. Rich	37,643	11,418
Stéphan Epinette	121,084	4,389
Sean D. Carney	9,949	2,595
Richard B. Emmitt	9,949	1,688

Name	Options	Stock awards in the form of restricted stock units
Kevin C. O’Boyle	59,949	990
Alain Tornier	9,949	1,548
Richard F. Wallman	44,324	990
Elizabeth H. Weatherman	9,949	1,618
All directors and executive officers as a group (13 persons)	559,769	67,657

(2)	Includes 10,721,809 ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities (as defined below). See note (6) below. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(3)	Includes: (i) 11,003 shares held in Mr. Emmitt’s IRA account, (ii) 402 shares held by Mr. Emmitt’s spouse, (iii) 316 shares held by an IRA account of Mr. Emmitt’s spouse, and (iv) 300,500 shares held by Vertical Fund I, L.P., a Delaware limited partnership (VFI), and 39,858 shares held by Vertical Fund II, L.P., a Delaware limited partnership (VFII). The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group, L.P. Mr. Emmitt is a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P. All ordinary shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical Group, L.P. Mr. Emmitt disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by The Vertical Group, L.P., except to the extent of any indirect pecuniary interest therein.
(4)	Includes 1,762,792 ordinary shares held by KCH Oslo AS (KCH Oslo). KCH Stockholm AB wholly owns KCH Oslo, and Mr. Tornier wholly owns KCH Stockholm AB. All ordinary shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.
(5)	Includes 10,721,809 ordinary shares held by affiliates of Warburg Pincus & Co. Ms. Weatherman is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. See note (6) below. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(6)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (WP Bermuda IX), and WP (Bermuda) IX PE One Ltd., a Bermuda company (WPIX PE One). The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (WP Bermuda Ltd.). WP Bermuda IX is managed by Warburg Pincus LLC, a New York limited liability company (WP LLC, and together with WP Bermuda IX, WPIX PE One and WP Bermuda Ltd., the Warburg Pincus Entities). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (WP), and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
(7)	Based solely on information contained in a Schedule 13G/A of T. Rowe Price Associates, Inc., an investment advisor, filed with the SEC on March 10, 2014, reflecting beneficial ownership as of February 28, 2014, with sole investment discretion with respect to all such shares, sole voting authority with respect to 595,400 shares and no voting authority with respect to 5,021,690 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 29, 2013, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 29, 2013.

DIRECTOR COMPENSATION

Overview

Under the terms of our board of directors compensation policy, which was approved by the general meeting of our shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our non-executive directors, based upon recommendations by our compensation committee. Such compensation is determined by our non-executive directors pursuant to the terms of our articles of association which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by the non-executive directors. In determining non-executive director compensation, we target such compensation in the market median range of our peer companies; although, we may deviate from the median if we determine necessary or appropriate on a case by case basis.

Under the terms of the non-executive director compensation policy, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Our cash compensation is in the form of annual or other retainers for our non-executive directors, chairman of the board, committee chairs and committee members. Our equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of restricted stock units). Each of these components is described in more detail below. We do not generally provide perquisites and other personal benefits to our non-executive directors.

During 2013, our compensation committee engaged Mercer to review our non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group of 16 peer companies as was approved by our compensation committee in February 2013 and used to gather compensation information for our executive officers. For more information regarding the peer companies, we refer you to the information under the heading “Executive Compensation—Compensation Discussion and Analysis—Determination of Executive Compensation—Use of Peer Group and Other Market Data” of this proxy statement. Based on Mercer’s recommendations, our compensation committee recommended and our board of directors approved certain changes to our non-executive director compensation policy during 2013. In April 2013, our board of directors approved the following changes to our non-executive director compensation policy effective as of July 1, 2013: (1) an increase in the cash premium paid to the chair of our audit committee from $10,000 to $15,000 per year; (2) an increase in the cash premium paid to the chair of our compensation committee from $5,000 to $10,000 per year; (3) a reduction in the vesting of initial and annual stock option and stock grants from three years to two years; and (4) a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States. In addition, in October 2013, our board of directors approved certain compensation to be paid to the chair and members of our then newly formed strategic transactions committee effective as of November 1, 2013. Our non-executive director compensation policy, including as revised, is consistent with our shareholder-approved board of directors compensation policy.

Cash Compensation

The cash compensation component of our non-executive director compensation consists of gross annual fees, commonly referred to as annual cash retainers, paid to each non-executive director and additional annual cash retainers paid to the chairman and each board committee chair and member. The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member:

	Annual cash retainer ($)
Description	Prior to July 1, 2013	Effective July 1, 2013
Non-executive director	40,000	40,000
Chairman of the board premium	50,000	50,000
Audit committee chair premium	10,000	15,000
Compensation committee chair premium	5,000	10,000
Nominating, corporate governance and compliance committee chair premium	5,000	5,000

	Annual cash retainer ($)
Description	Prior to July 1, 2013	Effective July 1, 2013
Strategic transactions committee chair premium	—	10,000
Audit committee member (including chair)	10,000	10,000
Compensation committee member (including chair)	5,000	5,000
Nominating, corporate governance and compliance committee member (including chair)	5,000	5,000
Strategic transactions committee member (including chair)(1)	—	5,000

(1)	The annual cash retainers for the strategic transactions committee members commenced on November 1, 2013.

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

Our former interim vice chairman, Kevin C. O’Boyle, received a cash retainer of $100,000 in consideration for his services as former interim vice chairman.

Equity-Based Compensation

The equity-based compensation component of our non-executive director compensation consists of initial stock option and stock grants (in the form of restricted stock units) to new non-executive directors upon their first appointment or election to our board of directors and annual stock option and stock grants (in the form of restricted stock units) to all non-executive directors on the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations).

Non-executive directors, upon their initial election to our board of directors and on an annual basis thereafter effective as of the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations), receive $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units). The number of ordinary shares underlying the stock options and stock grants is determined based on the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date. The stock options and stock grants (in the form of restricted stock units) vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date, in each case so long as the director is still a director as of such date.

Accordingly, on August 9, 2013, each of our non-executive directors received a stock option to purchase 7,538 ordinary shares at an exercise price of $19.45 per share and a stock grant in the form of a restricted stock unit representing 3,490 shares.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive a stock grant in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive a stock grant in lieu of such director’s annual cash retainers is granted a stock grant (in the form of a restricted stock unit) under our stock incentive plan for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. Four of our non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2012 through June 30, 2013, and the same four non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2013 through June 30, 2014. Accordingly, effective as of August 10, 2012 and August 9, 2013, these four non-executive directors received stock grants. These stock grants are described in more detail in note (1) to the Director Compensation Table below.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the shares underlying the stock grant have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such stock grant that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive a stock grant in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent stock grant received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such stock grant reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the stock grant will be revised appropriately to reflect any such change in the number of shares underlying the stock grant and the date on which such change occurred.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by our non-executive directors for the year ended December 29, 2013. While Mr. Mowry did not receive additional compensation for his service as a director, a portion of his compensation was allocated to his service as a member of our board of directors. For more information regarding the allocation of Mr. Mowry’s compensation, please refer to note (1) to the Summary Compensation Table under the heading “Executive Compensation—Executive Compensation Tables and Narrative—Summary Compensation.”

DIRECTOR COMPENSATION—2013

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6) ($)	Total ($)
Sean D. Carney	113,333	192,787	65,594	4,000	375,714
Richard B. Emmitt	50,833	122,184	65,594	4,000	242,611
Kevin C. O’Boyle	157,499	67,880	65,594	4,000	294,973
Alain Tornier	40,000	111,331	65,594	0	216,925
Richard F. Wallman	67,500	67,880	65,594	4,000	204,974
Elizabeth H. Weatherman	45,000	116,758	65,594	4,000	231,352

(1)

Unless a director otherwise elects to convert all of his or her annual retainers into stock awards (in the form of restricted stock units), annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Four of our non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2012 to June 30, 2013 and the same four non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2013 to June 30, 2014 into stock awards under our stock incentive plan. Accordingly, these four non-executive directors were granted stock awards on August 10, 2012 and August 9, 2013 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10-trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. Such stock awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of our company as of such date.

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 9, 2013; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2013, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2013 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2013 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2013 ($)
Mr. Carney	115,000	6,422	57,500	124,908	67,408
Mr. Emmitt	50,000	2,792	25,000	54,304	29,304
Mr. Tornier	40,000	2,234	20,000	43,451	23,451
Ms. Weatherman	45,000	2,513	22,500	48,878	26,378

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 10, 2012; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2012, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2012 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2012 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2012 ($)
Mr. Carney	110,000	5,186	55,000	93,555	38,555
Mr. Emmitt	50,000	2,357	25,000	42,520	17,520
Mr. Tornier	40,000	1,886	20,000	34,023	14,023
Ms. Weatherman	45,000	2,122	22,500	38,281	15,781

(2)	On August 9, 2013, each non-executive director received a stock award (in the form of a restricted stock unit) for 3,490 ordinary shares granted under our stock incentive plan. The stock award vests and the underlying shares become issuable in two as nearly equal as possible annual installments, on the one-year and two-year anniversaries of the grant date, and in each case so long as the non-executive director is a director of our company as of such date. In addition, as described above in note (1), certain non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2013 to June 30, 2014 into stock awards under our stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the August 9, 2013 stock awards granted to each director in 2013 and for those directors who elected to convert their annual retainers covering the period of service from July 1, 2013 to June 30, 2014, the incremental grant date fair value for the August 9, 2013 stock awards granted to each director in 2013 above and beyond the amount of annual retainers for 2013 service converted into stock awards, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for stock awards is determined based on the closing sale price of our ordinary shares on the grant date.

(3)	The table below provides information regarding the number of unvested stock awards (all of which are in the form of restricted stock units) held by each of the non-executive directors at December 29, 2013 on a per grant basis and on an aggregate basis.

Name	05/12/11 grant date	08/10/12 grant date	08/09/13 grant date	Total number of underlying unvested shares
Mr. Carney	990	1,965	8,306	11,261
Mr. Emmitt	990	1,965	5,584	8,539
Mr. O’Boyle	990	1,965	3,490	6,445
Mr. Tornier	990	1,965	5,165	8,120
Mr. Wallman	990	1,965	3,490	6,445
Ms. Weatherman	990	1,965	5,374	8,329

(4)	On August 9, 2013, each non-executive director received a stock option to purchase 7,538 ordinary shares at an exercise price of $19.45 per share granted under our stock incentive plan. Such option expires on August 9, 2023 and vests with respect to one-half of the underlying ordinary shares on each of the following dates, so long as the individual remains a director of our company as of such date: August 9, 2014 and August 9, 2015. Amount reported in the “Option awards” column represents the aggregate grant date fair value for option awards granted to each non-executive director in 2013 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option granted on August 9, 2013 was $9.03 and was determined using the following specific assumptions: risk free interest rate: 1.70%; expected life: 6.11 years; expected volatility: 46.58%; and expected dividend yield: 0.
(5)	The table below provides information regarding the aggregate number of options to purchase our ordinary shares outstanding at December 29, 2013 and held by each of our non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Carney	21,786	7,349/14,437	18.04-25.20	05/12/2021-08/09/2023
Mr. Emmitt	21,786	7,349/14,437	18.04-25.20	05/12/2021-08/09/2023
Mr. O’Boyle	71,786	51,099/20,687	18.04-25.20	06/03/2020-08/09/2023
Mr. Tornier	21,786	7,349/14,437	18.04-25.20	05/12/2021-08/09/2023
Mr. Wallman	56,161	41,724/14,437	16.98-25.20	12/08/2018-08/09/2023
Ms. Weatherman	21,786	7,349/14,437	18.04-25.20	05/12/2021-08/09/2023

(6)	We do not generally provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this proxy statement:

•	David H. Mowry, who serves as our President, Chief Executive Officer and Executive Director and is referred to as our “CEO” in this CD&A;

•	Shawn T McCormick, who serves as our Chief Financial Officer;

•	Gordon W. Van Ummersen, who serves as our Senior Vice President, Global Product Delivery;

•	Stéphan Epinette, who serves as our Senior Vice President, International Commercial Operations; and

•	Terry M. Rich, who serves as our Senior Vice President, U.S. Commercial Operations.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance in our compensation programs. We believe we accomplish this objective primarily through the operation of our annual cash incentive plan, which compensates our executive officers for achieving annual corporate financial performance goals and, in the case of some of our executive officers, divisional financial performance goals and individual performance goals.

During 2013, we made significant progress toward our three main strategic initiatives:

•

The transition of our U.S. sales organization. We spent most of 2013 transitioning our U.S. sales organization from a network of independent sales agencies that sold our full product portfolio to a combination of direct sales teams and independent sales agencies that are individually focused on selling either upper extremity products or lower extremity products across the territories that they serve. Over 85% of our U.S. revenues is now under a new agreement or transitioned to a direct sales model. During 2014, we will turn our focus to completing the split of our sales force into either dedicated upper or lower extremities representatives and on building new sales teams and completing the training and optimization of our sales representatives. We believe the transition will position us to leverage our sales force and broad product portfolio toward our goal of achieving above market extremities revenue growth and margin expansion over the long term.

•

The integration of OrthoHelix. The 2013 transition of our U.S. sales organization was closely connected to the integration of many of the historical OrthoHelix distributors into our overall U.S. lower extremities sales organization. During 2013, we received CE Mark approval to sell the majority of our OrthoHelix products internationally and have since begun to selectively launch these products in certain markets, including France, Germany and the United Kingdom. In addition, we completed the integration of the OrthoHelix sales, marketing, and research and development activities into our global teams.

•

The launch of our Aequalis Ascend Flex. We completed the limited user release and commercial launch of the Aequalis Ascend Flex convertible shoulder system during 2013. We believe that the Aequalis Ascend Flex has further strengthened our market-leading shoulder product portfolio by providing surgeons with a convertible pressed-fit reversed solution, while also expanding our addressable market for shoulder products. We completed the training and education of over 150 surgeons on the Aequalis Ascend Flex during 2013 and plan to increase the number of instrument sets available to the field during 2014, both in the United States and internationally, and continue to train surgeons to further increase market acceptance.

Although we believe we made great strides in our business and strategic initiatives during 2013, our financial performance, as measured by certain key performance indicators, including in particular revenue and EBITDA, was below our internal expectations set at the beginning of 2013. Although we experienced increased revenues in 2013 compared to 2012, this increase was primarily a result of our acquisition of OrthoHelix, and to a lesser extent, an increase in upper extremity joints and trauma revenue primarily as a result of the continued increase in sales of our Aequalis Ascend shoulder system, including the Aequalis Ascend Flex that was launched in the third quarter of 2013. Our 2013 revenue, however, was negatively impacted by disruption in our U.S. sales channel due to our strategic initiative to establish separate sales channels that are individually focused on selling either upper extremity products or lower extremity products. During 2013, we incurred a net loss of $36.4 million compared to a net loss of $21.7 million for 2012.

Our financial performance during 2013 had the following impact on our pay programs:

•	Payouts for corporate and divisional financial performance goals under our cash incentive plan were substantially below target levels.

•	Because our threshold EBITDA performance goal was not met, there were no payouts for achievement of individual performance goals by our executive officers.

•	Overall 2013 plan payouts for our named executive officers were low, ranging between 6% and 30% of target.

•

Since most of our executives’ pay is variable compensation tied to financial results or share price, and not fixed compensation, these low cash incentive plan payouts resulted in actual total compensation for our executives substantially below our targeted range of 50th to 75th percentile of a group of similarly sized peer companies for 2013.

Key 2013 Compensation-Related Actions

During 2013, we took a number of actions that supported our executive compensation philosophy of ensuring that our executive pay program reinforces our corporate mission, vision and values, is reflective of our performance, is market competitive to attract and retain key employees and is aligned with the interests of our shareholders, including the following:

•	Compensation review. Our compensation committee reviewed our formal compensation objectives and principles to guide executive pay decisions, which are described in more detail below.

•

Independent consultant. Our compensation committee engaged an independent compensation consultant, Mercer (US) Inc., to provide executive pay advice to our compensation committee. During 2013, at the request of the compensation committee, Mercer recommended a peer group of companies, collected relevant market data from these companies to allow the compensation committee to compare elements of our pay program to those of our peers, provided information on executive pay trends and implications for our company and made other recommendations to our compensation committee regarding our executive compensation program.

•

LTI grant guidelines. Our board of directors, upon recommendation of our compensation committee, adopted long-term incentive grant guidelines for the grant of equity awards to our employees under the Tornier N.V. 2010 Incentive Plan.

•

Executive officer changes. In February 2013, we appointed David H. Mowry as President and Chief Executive Officer on a non-interim basis and in June 2013, Mr. Mowry was elected as our executive director by our shareholders. In June 2013, we hired Gordon W. Van Ummersen as an executive officer and who currently serves as our Senior Vice President, Global Product Delivery. During 2013, we realigned and streamlined our executive management structure by reducing the number of direct reports to our CEO.

•

Hedging and pledging. During 2013, we amended our code of conduct on insider trading and confidentiality to prohibit our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

•

Say-on-pay. We honored the desire of a significant portion of our shareholders, who at our 2011 annual general meeting of shareholders supported a “say-on-pay” vote every three years, and accordingly, did not submit a “say-on-pay” proposal to our shareholders during 2013. At our 2011 annual general meeting of shareholders, over 99% of the votes cast by our shareholders were in favor of our “say-on-pay” proposal. Accordingly, our compensation committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to make; and therefore, we have not made, any significant changes to our executive pay program solely in response to that vote. We intend to submit a “say-on-pay” proposal to our shareholders again at our 2014 annual general meeting of shareholders.

Compensation Best Practices

We maintain certain best pay practices, which support our executive compensation objectives and principles, and benefit our shareholders. These practices include the following:

•

Pay for performance. We tie compensation directly to financial performance. Our annual cash incentive plan pays out only if certain minimum threshold levels of financial performance are met. For our annual cash incentive awards, we establish threshold levels of performance for each performance measure that must be met for there to be a payout for that performance measure. Additionally, the threshold level of adjusted EBITDA performance must be met for there to be any payout for individual performance under our annual cash incentive plan.

•

Bonus caps. Our annual cash incentive awards have maximum levels of financial performance. At maximum or greater than maximum levels of performance, our annual cash incentive plan payouts are capped at 150% of target.

•	Performance measure mix. We utilize a mix of performance measures within our annual cash incentive plan.

•

At-risk pay. A significant portion of our executives’ compensation is “performance-based” or “at risk.” For 2013, 79% of target total direct compensation was performance-based for our CEO, and between 64% and 84% of target total direct compensation for our other named executive officers was performance-based, assuming grant date fair values for equity awards.

•

Equity-based pay. A significant portion of our executives’ compensation is “equity-based” and in the form of stock-based incentive awards. For 2013, 63% of target total direct compensation for our CEO and between 44% and 76% of target total direct compensation for our other named executive officers was equity-based, assuming grant date fair values for equity awards.

•

Four-year vesting. Value received under our long-term equity-based incentive awards is tied to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the market value of our ordinary shares exceeds the exercise price of the options.

•

Clawback policy. Our stock incentive plan and related award agreements include a “clawback” mechanism if it is determined that our executives engaged in certain conduct adverse to our company’s interests.

•	No tax gross-ups. We do not provide tax “gross up” payments in connection with any compensation, benefits or perquisites provided to our executives.

•	Limited perquisites. We provide only limited modest perquisites to our executives.

•	Stock ownership guidelines. We maintain stock ownership guidelines for all of our executive officers.

•

No hedging or pledging. We prohibit our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

Compensation Objectives and Principles

Our executive compensation policies, plans and programs seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance. Specifically, our executive compensation programs are designed to:

•	Attract and retain executives important to the success of our company and the creation of value for our shareholders.

•	Reinforce our corporate mission, vision and values.

•	Align the interests of our executives with the interests of our shareholders.

•

Reward our executives for progress toward our corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short and long term and their general contributions to the success of our company.

To achieve these objectives, our compensation committee makes compensation decisions based on the following principles:

•

Base salary and total compensation levels will generally be targeted within the range of the 50th to 75th percentile of a group of similarly sized peer companies. However, the competitiveness of any individual executive’s salary will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. Pay levels will also reflect the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the executive’s compensation potential that may be available elsewhere.

•	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results or share price.

•

The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking by executives.

•	A primary emphasis should be placed on company performance as measured against goals approved by our compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Determination of Compensation

Role of Compensation Committee and Board. The responsibilities of our compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of the executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved compensation policy for our board of directors, the compensation package for our CEO is determined by the non-executive directors, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for our named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to our company;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and stock awards;

•	the dilutive effect on the value of our shareholders’ interests of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than our CEO), our compensation committee considers and gives great weight to the recommendations of our CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to our CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by Mercer and the recommendations of our non-executive directors.

Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of our compensation committee – our CEO, Senior Vice President, Global Human Resources and HPMS and Senior Vice President, Chief Legal Officer and Secretary. Our CEO assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (other than himself). In making such recommendations, our CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our annual cash incentive plan described below. Our Senior Vice President, Global Human Resources and HPMS assists our compensation committee primarily by gathering compensation related data regarding our executives and coordinating the exchange of such information and other executive compensation information among the members of our compensation committee, our compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. Our Senior Vice President, Chief Legal Officer and Secretary assists our compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each of our executives, however, are made by our board of directors or compensation committee without the presence of such executive.

Role of Consultant. Our compensation committee has retained the services of Mercer to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for our executive officers, and cash compensation and long-term equity incentives for our non-executive directors. At the request of the compensation committee, each year, Mercer recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provides information on executive compensation trends and implications for our company and makes other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally our Senior Vice President, Global Human Resources and HPMS and the chair of our compensation committee, regularly consult with representatives of Mercer before compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and sometimes attends, meetings of our compensation committee. In making its final decision regarding the form and amount of compensation to be paid to our executives, our compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values especially Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. To help determine appropriate levels of compensation for certain elements of our executive compensation program, our compensation committee reviews annually the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to our company in terms of products, operations and revenues. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance and change in control arrangements, our compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis.

The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain and motivate our executive talent than broader survey data. The compensation committee believes that the compensation paid by the peer companies which are in the same business, with similar products and operations, and with revenues in a range similar to ours generally provides more relevant comparisons.

In February 2012, Mercer worked with our compensation committee to identify a peer group and recommended and the committee approved a peer group of 15 companies. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to those of our company, and which had annual revenues generally within the range of one-half to two times our annual revenues. The February 2012 peer group included the following companies:

American Medical Systems Holdings, Inc.	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
Volcano Corporation	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Zoll Medical Corporation	NxStage Medical, Inc.	RTI Biologics, Inc.

The table below sets forth revenue and market capitalization information regarding the February 2012 peer group and Tornier’s position within the peer group as of September 2012, which was the date that Mercer used to compile an executive compensation analysis which our compensation committee used in connection with its recommendations and decisions regarding certain aspects of executive compensation for 2013:

	Annual revenue (in millions)	Market capitalization (in millions)
25th percentile	$217	$629
Median	333	863
75th percentile	437	996
Tornier	267	752
Percentile rank	31%	43%

Our compensation committee used the February 2012 peer group to assist the compensation committee in making recommendations and decisions regarding base salaries, annual incentive plan target opportunities and long- term equity incentives for 2013.

In February 2013, Mercer worked with our compensation committee to identify a revised peer group since some of the companies in the February 2012 peer group were no longer public reporting companies due to acquisitions or otherwise. Mercer recommended and the compensation committee approved a revised peer group of 16 companies. Similar to the February 2012 peer group, companies in the February 2013 peer group are public companies in the health care equipment and supplies business with products and operations similar to those of our company, and which had annual revenues generally within the range of one-half to two times our annual revenues. The February 2013 peer group included the following companies:

Angiodynamics Inc.*	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
Volcano Corporation	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Orthofix International N.V.* Masimo Corporation*	NxStage Medical, Inc.	RTI Biologics, Inc.

*	New additions since the February 2012 peer group.

The table below sets forth revenue and market capitalization information regarding the February 2013 peer group and Tornier’s position within the peer group as of October 2013, which was the date that Mercer used to compile an executive compensation analysis that our compensation committee used in connection with its recommendations and decisions regarding executive compensation for 2014:

	Annual revenue (in millions)	Market capitalization (in millions)
25th percentile	$248	$434
Median	346	995
75th percentile	421	1,267
Tornier	298	924
Percentile rank	38%	47%

Our compensation committee used the February 2013 peer group to assist the compensation committee in making recommendations and decisions regarding base salaries and annual incentive plan target opportunities for 2014 and will use this same peer group later in 2014 to assist the compensation committee in determining long-term equity incentives for 2014.

In reviewing benchmarking data, our compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to our company. Nevertheless, our compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group or survey data and an executive, the compensation committee gives less weight to the peer group and survey data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. In general, we target base salary and total compensation levels within the range of the 50th to 75th percentile of our peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to our overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of our executive compensation program for 2013 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and stock awards; and

•

other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation for our named executive officers, our compensation committee views these elements of our executive pay program as related but distinct. Our compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, our compensation committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as otherwise described in this CD&A, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position changes and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher annual cash incentive targets and long-term equity incentives of our CEO compared to our other executives. In addition, our objective is that at least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity be in the form of variable compensation that is tied to financial results or share price and that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity be in the form of stock-based incentive awards.

The overall mix of annual base salaries, target annual cash incentive awards and grant date fair value long-term incentive awards as a percent of target total direct compensation for our CEO and other named executive officers as a group for 2013 is provided below. The value of the long-term incentives represented is based on the grant date fair value of stock options and stock awards granted during 2013. Actual long-term incentive value will be based on long-term stock price performance. Other compensation, including discretionary and contingent sign-on bonuses and perquisites, are excluded from the table below.

Base Salary

Overview. We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salary amounts are established under each executive’s employment agreement, and are subject to subsequent upward adjustments by our compensation committee, or in the case of any executive who is also a director, our board of directors, upon recommendation of our compensation committee.

Setting Initial Salaries for New Executives. We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. During 2013, one of our named executive officers, Mr. Van Ummersen, was hired. In establishing Mr. Van Ummersen’s initial base salary at $350,000, our compensation committee considered the executive’s prior experience, his success in serving in those positions, his most recent base salary and other compensation at his prior employer, as well as the base salaries of our other executives and our compensation committee’s general knowledge of the competitive market. Market pay levels are based in part on the most recent Mercer executive compensation analysis performed for our compensation committee. Although Mr. Van Ummersen’s base salary is slightly below the 75th percentile of our peer group for similarly titled executives, the compensation committee believed it was necessary to set his base salary at such a level to attract him to our company. In addition, the compensation committee believed Mr. Van Ummersen’s base salary should be around the same level as Mr. Rich’s.

Annual Salary Increases. We typically increase the base salaries of our named executive officers in the beginning of each year following the completion of our prior year individual performance reviews to recognize annual increases in the cost of living and superior individual performance and to ensure that our base salaries remain market competitive. Annual base salary increases as a result of cost of living adjustments and individual performance are referred to as “merit increases.” In addition, we may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in our peer group. We refer to these base salary increases as “market adjustments.”

The table below sets forth base salaries effective as of February 1, 2013, the percentage increases compared to 2012 base salaries, and the 2013 base salaries compared to the 50th percentile of our February 2012 peer group for each of our named executive officers who were executives at the time of the merit increase:

Name	2013 base salary ($)	2013 base salary % increase compared to 2012	2013 base salary compared to peer group 50th percentile
David H. Mowry(1)	$450,000	16.9%	18% below
Shawn T McCormick	354,812	1.4%	11% above
Stéphan Epinette(2)	312,371	6.2%	10% below
Terry M. Rich	359,624	2.8%	10% above

(1)	Mr. Mowry’s base salary percentage increase is compared to his prior base salary of $385,000, which represented his base salary as a result of his promotion to Interim President and Chief Executive Officer in November 2012.
(2)	Mr. Epinette’s base salary is paid in Euros and was €234,286 for 2013. For purposes of the table and the peer group comparison, a rate of one Euro to $1.33329 was used to convert Mr. Epinette’s base salary into U.S. dollars.

The merit increases for our named executive officers who were executives at the time of the increase in February 2013 ranged from 1.4% to 3.0% over 2012 base salaries. The percentage merit increase for a particular executive largely depends upon the results of the executive’s performance review for the previous year. Mr. McCormick and Mr. Rich received smaller merit increases than other executive officers since their merit increases were pro-rated based on their respective hire dates.

In addition to merit increases, Mr. Mowry and Mr. Epinette received market adjustments to their base salaries. In evaluating the performance of Mr. Mowry and the amount of his 2013 base salary increase, the compensation committee reviewed Mr. Mowry’s self-review, discussed his performance, considered the benchmarking data gathered by Mercer and sought the input from the non-executive directors. In assessing the performance of Mr. Mowry, the compensation committee evaluated primarily his ability to achieve his goals and objectives and lead the company. Mr. Mowry’s percentage increase in base salary was to bring his base salary closer to the 50th percentile. Even after such upward market adjustment, Mr. Mowry’s base salary was below the 25th percentile. The compensation committee believed the market positioning of Mr. Mowry’s base salary was appropriate in light of his prior base salary and that 2013 would be his first full year serving as CEO. In addition, the compensation committee believes such market positioning is consistent with typical market practice with respect to executives new to a particular position. The compensation committee expects Mr. Mowry’s base salary to move closer to the 50th percentile as his tenure increases. The percentage increase in Mr. Epinette’s base salary was due to a merit increase of 3.0% and an upward market adjustment of €7,000 to bring his base salary closer to the 50th percentile. Even after such upward market adjustment, Mr. Epinette’s base salary was slightly below the 50th percentile.

2014 Base Salaries. In February 2014, we set the following base salaries for 2014 for our named executive officers: Mr. Mowry ($550,000), Mr. McCormick ($365,456), Mr. Van Ummersen ($356,122), Mr. Epinette (€240,846) and Mr. Rich ($369,694), representing merit increases between 2.8% and 3.0% and an upward market adjustment for Mr. Mowry to bring his base salary closer to the 50th percentile. Even after such upward market adjustment, Mr. Mowry’s base salary is at the 25th percentile of our February 2013 peer group.

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is paid as an annual cash payout under our corporate performance incentive plan and, in the case of Mr. Epinette, also under our French incentive compensation scheme.

Corporate Performance Incentive Plan. Annual cash payouts under our corporate performance incentive plan are intended to compensate executives, as well as other employees, for achieving annual corporate financial performance goals and, in some cases, divisional financial performance goals, and, in most cases, individual performance goals.

Target payouts were established under each named executive officer’s employment agreement at the time such agreements were entered into and are currently as follows for each named executive officer:

Name	Percentage of base salary
David H. Mowry	80%
Shawn T McCormick	50%
Gordon W. Van Ummersen	50%
Stéphan Epinette	40%
Terry M. Rich	75%

The 2013 target bonus percentages for our named executive officers did not change from their 2012 levels, except in the case of Mr. Mowry as a result of his promotion in February 2013 to President and Chief Executive Officer on a non-interim basis. Based on an executive compensation analysis by Mercer in October 2013, the target bonus percentages for our named executive officers were either at or below the 50th percentile for executives with similar positions in our February 2013 peer group, except in the case of Mr. Mowry, whose target bonus percentage of 80% is slightly above the 25th percentile and below the 50th percentile, and Mr. Rich, whose target bonus percentage of 75% is above the 75th percentile. The compensation committee set Mr. Rich’s target bonus percentage at 75% to provide Mr. Rich a competitive compensation package to hire him from his then prior employer.

For 2013, payouts under our corporate performance incentive plan to our named executive officers were based upon achievement of corporate performance goals for all executives, divisional performance goals for two executives and individual performance goals for all executives, except our President and Chief Executive Officer whose payout was to be based solely upon achievement of corporate performance goals.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon divisional performance goals	Percentage based upon individual performance goals
David H. Mowry	100%	0%	0%
Shawn T McCormick	90%	0%	10%
Gordon W. Van Ummersen	90%	0%	10%
Stéphan Epinette	20%	70%	10%
Terry Rich	20%	70%	10%

For 2013, the corporate performance metrics and their weightings are set forth in the table below. These three corporate performance goals were selected for 2013 because they were determined to be the three most important key indicators of our financial performance for 2013. Revenue was weighted more heavily since that was intended to be our greatest focus in 2013.

Corporate performance metric	Weighting
Adjusted revenue	60%
Adjusted EBITDA	20%
Adjusted free cash flow	20%

The table below sets forth the corporate performance goals for 2013, the range of possible payouts, and the actual payout percentage for our named executive officers based on the actual performance achieved. In each case, the goals were adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations. If performance achieved falls below the threshold level, there is no payout for such performance metric. If performance achieved falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for threshold performance achievement and capped at 150% of target for maximum achievement. For 2013, the total weighted-average payout percentage applicable to the portion of the 2013 annual cash incentive bonus tied to corporate performance goals was 30% of target since the only performance goal met was the adjusted free cash flow goal above the target level, resulting in a 30% of target payout since the weighting for the adjusted free cash flow metric was 20%.

	Performance goals(1)
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2013 performance(2)	2013 payout
Adjusted revenue(3)	$318.0 mil.	$328.2 mil.	$334.1 mil.	$308.8 mil.	0%
Adjusted EBITDA(4)	$36.7 mil.	$39.7 mil.	$42.7 mil.	$31.1 mil.	0%
Adjusted free cash flow(5)	$(11.6) mil.	$(10.1) mil.	$(8.6) mil.	$(8.7) mil.	30%

(1)	The performance goals were established based on an assumed foreign currency exchange rate. For revenue, we assumed a foreign currency exchange rate of 1.2847, which represented the actual reported average rate of foreign exchange in 2012. For all other performance goals, we assumed a foreign currency exchange rate of 1.29 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2013 and which was the foreign currency exchange rate used by our company for 2013 budgeting purposes.
(2)	The compensation committee determined 2013 payouts after reviewing our unaudited financial statements, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2013 payouts, in addition to foreign currency exchange rate adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2013 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2013 audited financial statements.
(3)	“Adjusted revenue” means our revenue for 2013, as adjusted for changes to foreign currency exchange rates.
(4)	“Adjusted EBITDA” means our net loss for 2013, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to non-operating income and expense, foreign currency transaction gains and losses, loss on extinguishment of debt, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution channel transition costs, restructuring charges, reversal of acquisition contingent consideration liability, legal settlements and certain other items that affect the comparability and trend of Tornier’s operating results.
(5)	“Adjusted free cash flow” means cash flow generated from operations less instrument investments and plant, property and equipment investments, as adjusted for changes to foreign currency exchange rates.

For 2013, payouts under our corporate performance incentive plan for two of our named executive officers, Mr. Rich and Mr. Epinette, were based upon achievement of divisional performance goals. Since Mr. Rich is in charge of our U.S. commercial operations, 70% of his 2013 payout was based upon adjusted U.S. revenue, and since Mr. Epinette is in charge of our international commercial operations, 70% of his 2013 payout was based upon adjusted non-U.S. revenue. The table below sets forth the divisional performance goals for 2013, the range of possible payouts and the actual payout percentage applicable to the portion of the 2013 annual cash incentive bonus tied to divisional performance goals based on actual performance achieved.

	Performance goals
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2013 performance	2013 payout
U.S. adjusted revenue	$190.9 mil.	$197.1 mil.	$200.6 mil.	$182.1 mil.	0%
Non-U.S. adjusted revenue	$127.1 mil.	$131.1 mil.	$133.5 mil.	$126.7 mil.	0%

As with the corporate performance goals, the compensation committee determined 2013 payouts after reviewing our U.S. and non-U.S. revenue in our unaudited financial statements for 2013, and which revenues were adjusted for changes to foreign currency exchange rates. In addition, non-U.S. revenue did not include revenue from Canada since Mr. Epinette was not in charge of those operations during 2013. Accordingly, the actual U.S. and non-U.S. adjusted revenue used to determine Mr. Rich’s and Mr. Epinette’s 2013 payouts differ from the figures reported in our 2013 audited financial statements. Although the payouts based on the divisional performance goals were zero for both Mr. Epinette and Mr. Rich, the board of directors, upon recommendation of our compensation committee, approved a discretionary bonus of €31,944 to Mr. Epinette to reward him for the strong performance of our international business and his extraordinary individual performance and to retain and motivate him to achieve our corporate and international business’s performance objectives going forward.

To foster cooperation and communication among our executives, our compensation committee places primary emphasis on overall corporate and divisional performance goals rather than on individual performance goals. For our named executive officers, at least 90% of their 2013 annual cash incentive plan payouts were determined based on the achievement of corporate and divisional performance goals and only 10% or less were based on achievement of individual performance goals. In addition, under the terms of the plan, no bonus payouts attributable to individual performance would occur if the threshold adjusted EBITDA corporate performance goal was not achieved. Since the threshold adjusted EBITDA corporate performance goal was not achieved, none of our named executive officers received any payout under the plan for individual performance.

The individual performance goals that were to be used to determine the payout under our corporate performance incentive plan are management by objectives, known internally as MBOs. MBOs are generally three to five written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. All MBOs were weighted, with areas of critical importance or critical focus weighted most heavily. Each of our named executive officers participated in a review process during the beginning of 2014 and in connection with such review was rated (on a scale from one to four with a rating of three representing target or “on plan” performance) depending upon whether, and at times, when, their MBOs for 2013 were achieved. Although these ratings are then used to determine the portion of the final bonus payout attributable to MBOs, none of the named executive officers received a payout under the plan for individual performance since the threshold adjusted EBITDA corporate performance goal was not achieved.

The MBOs for each named executive officer who had MBOs for 2013 are described in the table below. Most of the MBOs related primarily to the continued implementation of our high performance management system, or HPMS, which focuses executives’ efforts on our vital programs, action items and objectives to work toward fulfilling our corporate mission, vision and values.

Name	2013 MBOs

Shawn T McCormick

•   Implementation of certain financial performance management software

•   Enterprise risk management readiness

•   Development of key performance indicators and monthly reporting dashboard

•   U.S. sales transition objectives

•   Expense maintenance within finance and information technology budget

•   Cash management objectives

Stéphan Epinette	• Product sales in new countries • International revenues attributable to OrthoHelix products • Transition to direct operations in certain counties • Maintenance of certain international expenses

Terry M. Rich	• Sales training of U.S. sales representatives and physicians • Expense maintenance within budgeted amounts • U.S. sales transition objectives

Our compensation committee determined that each of Messrs. McCormick, Epinette and Rich achieved 100% or higher of their respective MBOs. Mr. Van Ummersen did not have any formal MBOs for 2013 since he became an executive in June 2013. Accordingly, the individual performance portion of his 2013 payout was determined by the compensation committee based upon, among other things, his self-assessment of his 2013 individual performance and the assessment by the CEO and compensation committee. The compensation committee determined that Mr. Van Ummersen achieved an individual performance payout at 100%. However, as mentioned above, our named executive officers received no bonus payouts for fiscal 2013 attributable to their individual performance since the threshold adjusted EBITDA corporate performance goal was not achieved.

The table below sets forth, with respect to each named executive officer, the maximum potential bonus opportunity as a percentage of base salary and the actual bonus paid under the employee performance incentive compensation plan for 2013, both in amount and as a percentage of 2013 base earnings:

Name	Maximum potential bonus as percentage of base salary	Actual bonus paid ($)	Actual bonus paid as a percentage of 2013 base earnings
David H. Mowry	120% (150% of 80%)	$106,285	24%
Shawn T McCormick	75% (150% of 50%)	47,686	13%
Gordon W. Van Ummersen	75% (150% of 50%)	26,414	13%
Stéphan Epinette(1)	60% (150% of 40%)	7,220	2%
Terry M. Rich	113% (150% of 75%)	16,093	4%

(1)	A rate of one Euro to $1.368 was used to convert Mr. Epinette’s €5,278 bonus paid into U.S. dollars.

French Incentive Compensation Scheme. In addition to participating in our corporate performance incentive plan, Mr. Epinette participates in an incentive compensation scheme on the same basis as other employees of our French operating subsidiary. This scheme enables our French operating subsidiary to provide its employees with a form of compensation that is efficient with respect to income tax and mandated social contributions in France. The payments made under the French incentive compensation scheme, which receives preferential tax treatment, are exempted from social security contributions. Under the French incentive compensation scheme, employees of our French operating subsidiary may receive an annual incentive cash payment equal to a specified percentage of their base salary, up to certain statutory limits. In 2013, employees were eligible to receive up to 16% of base salary, up to a statutory limit of €18,516. For 2013, annual incentive payments were dependent on the achievement of performance goals relating to adjusted non-U.S. revenue, adjusted revenue, adjusted EBITDA, adjusted free cash flow, on-time delivery of new products to market and satisfactory service level reviews. In each case these amounts are adjusted for certain items similar to the adjustments that apply to the corporate performance goals established under our employee performance incentive compensation plan.

The table below sets forth the 2013 financial performance metrics for the French incentive compensation scheme, the range of possible payouts for Mr. Epinette, and the estimated actual payout percentage for Mr. Epinette based on the performance achieved. If performance achieved falls between the threshold and target/maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts starting at 0.25% of base salary for minimum performance achievement and capped at 4% of base salary for target/maximum achievement for each individual metric. The actual payout percentages and Mr. Epinette’s actual 2013 incentive payment amount under the French incentive compensation scheme will be determined, on a final basis, and paid during mid-2014 after the French employee committee meets and approves the final payouts. It is anticipated that the actual payout percentages for Mr. Epinette’s actual 2013 payment amount will be as set forth in the table below, resulting in an anticipated payment of the maximum statutory limit of €18,516.

Performance metric	Weighting	Performance goals(1)		Payout		2013 performance(3)	Level for 2013 payment
				Threshold	Target/max.
		Threshold	Target/max.(2)	(% of base salary)	(% of base salary)
Adjusted non-U.S. revenue(4)	25%	$111.4 million	$131.1 million	0.25%	4%	$126.7 million	3.3%
On-time delivery of new products to market(5)	25%	N/A	N/A	0.25%	4%	75%	3.0%
Satisfactory service level reviews(6)	25%	N/A	N/A	0.25%	4%	75%	3.0%
Adjusted revenue(7)	15%	$279.0 million	$328.2 million	0.15%	2%	$308.8 million	1.5%
Adjusted EBITDA(8)	5%	$33.7 million	$39.7 million	0.05%	1%	$31.1 million	0.0%
Adjusted free cash flow(9)	5%	$(11.9) million	$(10.1) million	0.05%	1%	$(8.7) million	1.0%

(1)	The performance goals were established based on an assumed foreign currency exchange rate of 1.29 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2013 and which was the rate of foreign exchange used by our company for 2013 budgeting purposes.

(2)	Under the French incentive compensation scheme, the maximum possible payout is 16% of base salary, up to a statutory limit of €18,516, which is based on 100% achievement of target levels. Therefore, target and maximum performance and payout amounts are the same for the purposes of the French incentive compensation scheme.
(3)	The compensation committee determined incentive payment amounts after reviewing our unaudited financial statements for the applicable year, which were adjusted for changes to the foreign currency exchange rates and which were subject to further discretionary adjustment by our compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2013 bonus amounts, in addition to foreign currency exchange adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2013 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in our 2013 audited financial statements.
(4)	“Adjusted non-U.S. revenue” means our U.S. revenue for 2013, as adjusted for changes to the foreign currency exchange rates.
(5)	“On-time delivery to market of new products” means the timely release of certain new, strategic products by specific dates. The target/maximum payout amount with respect to this metric assumes the timely release of all new products scheduled to be delivered for a given year, whereas the threshold payout amount is determined by dividing 4% (the target/maximum payout for this metric) by the number of new products scheduled to be delivered for a given year.
(6)	“Satisfactory service level reviews” means the timely processing and shipment of orders.
(7)	“Adjusted revenue” means our revenue for 2013, as adjusted for changes to the foreign currency exchange rates.
(8)	“Adjusted EBITDA” means our net loss for 2013, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to non-operating income and expense, foreign currency transaction gains and losses, loss on extinguishment of debt, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution channel transition costs, facilities consolidation charges, reversal of acquisition contingent consideration liability, bad debt expense charges in Italy, legal settlements, management exit costs and certain other items that affect the comparability and trend of Tornier’s operating results.
(9)	“Adjusted free cash flow” means cash flow generated from operations less instrument investments, plant, property and equipment investments, and cash payments related to our facilities consolidation, as adjusted for changes to foreign currency exchange rates.

Corporate Performance Incentive Plan for 2014. In February 2014, our board of directors, upon recommendation of our compensation committee, approved the material terms of the Tornier N.V. Corporate Performance Incentive Plan for 2014. The 2014 target bonus percentages for our named executive officers did not change from their 2013 levels. Consistent with the design for the 2013 plan, the payout under our 2014 corporate performance incentive plan for our President and Chief Executive Officer will be based 100% upon achievement of corporate performance goals, with no divisional performance or individual performance components. Otherwise, the percentage payout splits among corporate performance goals, divisional performance goals and individual performance goals will be the same for our other named executive officers for 2014, except that payouts for Mr. Rich and Mr. Epinette will be based 40% upon achievement of corporate performance goals and 60% upon achievement of their respective divisional goals. The corporate performance measures under the plan for 2014 will be based on Tornier’s adjusted revenue (both total revenue and total extremities revenue), adjusted EBITDA and adjusted free cash flow. The divisional performance measures for 2014 will be based on U.S. adjusted revenue for Mr. Rich and non-U.S. adjusted revenue (both total non-U.S. revenue and non-U.S. extremities revenue) for Mr. Epinette. If the minimum or threshold free cash flow corporate performance goal is not achieved, then our named executive officers will not receive any payout under the plan for individual performance. The material terms of the plan for 2014 are otherwise the same as the plan for 2013.

Long-Term Equity-Based Incentive Compensation

Generally. Our compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of our executives with the long-term interests of our shareholders, promote stock ownership and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards. For 2013, equity-based compensation comprised 63% of total compensation for our CEO during the year and ranged from 44% to 76% of total compensation for our other named executive officers, assuming grant date fair value for equity awards. One of our named executive officers had a higher percentage of equity-based compensation than our CEO since such named executive officer joined our company in 2013 and thus received a higher talent acquisition grant during 2013.

Before our initial public offering in February 2011, we granted stock options under our prior stock option plan, which is now the Tornier N.V. Amended and Restated Stock Option Plan and referred to in this proxy statement as our prior stock option plan. Since our initial public offering, we ceased making grants under our prior stock option plan and subsequently have granted stock options and other equity-based awards under the Tornier N.V. 2010 Incentive Plan, which is referred to in this proxy statement as our stock incentive plan. Both our board of directors and shareholders have approved our stock incentive plan, under which our named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information on the terms of our stock incentive plan, see “Executive Compensation—Grants of Plan-Based Awards— Tornier N.V. 2010 Incentive Plan.” All equity-based incentive awards granted to our named executive officers during 2013 were made under our stock incentive plan.

To assist our board of directors in granting, and our compensation committee and management in recommending the grant of, equity-based incentive awards, our compensation committee, on recommendation of Mercer, in April 2013, adopted long-term incentive grant guidelines. In addition to our long-term incentive grant guidelines, our board of directors has adopted a stock grant policy document, which includes policies that our board of directors and compensation committee follow in connection with granting equity-based incentive awards, including the long-term incentive grant guidelines.

Types of Equity Grants. Under our long-term incentive grant guidelines and our policy document, our board of directors, on recommendation of the compensation committee, generally grants three types of equity-based incentive awards to our named executive officers: performance recognition grants, talent acquisition grants and special recognition grants. On limited occasion, our board of directors, on recommendation of the compensation committee, may grant purely discretionary awards. During 2013, only performance recognition grants and talent acquisition grants were made to our named executive officers.

Performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. In July 2013, the performance recognition grants were approved by the board of directors, on recommendation of the compensation committee, but the grant date of the awards was effective as of the third full trading day after the release of our second quarter earnings in August 2013. The recipients and size of the performance recognition grants were determined, on a preliminary basis, by each executive with input from their management team and based on our long-term incentive grant guidelines and the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market. Grants were determined one week before the corporate approval of the awards, and then ultimately approved by our board of directors, on recommendation by the compensation committee. Under our long-term incentive grant guidelines for annual performance recognition grants, our named executive officers received a certain percentage of their respective base salaries in stock options and stock grant awards (in the form of restricted stock units and referred to as stock awards or RSUs in this CD&A and elsewhere in this proxy statement), as set forth in more detail in the table below.

Once the target total long-term equity value was determined for each executive based on the executive’s relevant percentage of base salary, half of the value was provided in stock options and the other half was provided in stock awards. The reasons we use stock options and stock awards are described below under the headings “—Stock

Options” and “—Stock Awards.” The target dollar value to be delivered in stock options (50% of the target total long-term equity value) was divided by the Black-Scholes value of one ordinary share to determine the number of stock options, which then was rounded to the nearest whole number or in some cases multiple of 100. The number of stock awards was calculated using the intended dollar value (50% of the target total long-term equity value) divided by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and was determined one week before the date of anticipated corporate approval of the award, which number was then rounded to the nearest whole number or in some cases multiple of 100. Typically, the number of ordinary shares subject to stock awards is fewer than the number of ordinary shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and stock awards granted may then be pared back so that the estimated run rate dilution under our stock incentive plan is acceptable to our compensation committee (i.e., approximately 2.7% for 2013). The CEO next reviewed the preliminary individual awards and may make recommended discretionary adjustments. Such proposed individual awards were then presented to the compensation committee, which also may make discretionary adjustments before recommending awards to our board of directors for approval. After board approval, awards were issued, with the exercise price of the stock options equal to the closing price of our ordinary shares on the grant date. In determining the number of stock options or stock awards to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual had no impact.

The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2013. Mr. Van Ummersen is not listed in the table because he did not receive an annual performance recognition grant for 2013.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary for grade level	Incentive grant guideline dollar value of long-term incentives ($)
David H. Mowry	11	225%	$1,012,500
Shawn T McCormick	9	125%	443,515
Stéphan Epinette(1)	8	125%	389,501
Terry M. Rich	8	125%	449,530

(1)	A rate of one Euro to $1.33 was used to convert Mr. Epinette’s base salary into U.S. dollars for purposes of determining his long-term incentive grant guideline.

We seek to align the interests of our executives with those of our shareholders by providing a significant portion of compensation in equity-based awards. Consistent with this principle, the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility. Thus, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines were benchmarked by Mercer against our February 2013 peer group.

Performance recognition grants also may be made in connection with the promotion of an individual. When a performance recognition grant is made in connection with the promotion of an individual, the amount of the grant is usually made based on the pro rata difference between the long-term incentive grant guideline for the new position compared to the long-term incentive grant guideline for the prior position.

Talent acquisition grants are made in stock options and stock awards, and are used for new hires. These grants are considered and approved by our board of directors, upon recommendation of our compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date or the first open window period after board approval of the grant). As with our performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants. We have set talent acquisition grants at two times the long-term incentive grant guidelines for annual performance recognition grants, upon recommendation by Mercer. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that would typically be forfeited upon acceptance of employment with us. In some cases, we need to further increase a talent acquisition grant to attract an executive.

Our compensation committee made a promotional performance recognition grant, annual performance recognition grants and a talent acquisition grant to one or more of our named executive officers during 2013, as described in more detail below under “—2013 Equity Awards.”

In addition to our annual and promotional performance recognition grants and talent acquisition grants, from time to time, we may make special recognition grants or discretionary grants to our executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals, such as those based on our revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar performance measures. For example, as described in more detail below under “—2014 Retention Equity Awards,” effective as of February 25, 2014, stock awards in the form of restricted stock units will be granted to certain of our executive officers, the vesting of which is based on the passage of time or, if earlier, the achievement of certain minimum share price triggers.

Stock Options. Historically, we have granted stock options to our named executive officers, as well as other key employees. We believe that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based. Consistent with our historical practice, 25% of the shares underlying the stock option typically vest on the one-year anniversary of the grant date (or if later, on the hire date) and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 nearly equal quarterly installments. Our policy is to grant options only with an exercise price equal to or more than the fair market value of our ordinary shares on the grant date.

Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.

To comply with Dutch insider trading laws, we time our option grants to occur on the third trading day after the public release of our financial results for our most recently ended quarter.

Stock Awards. Stock awards are intended to retain key employees, including our named executive officers, through vesting periods. Stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our stock awards are stock grants in the form of restricted stock units, which is a commitment by us to issue ordinary shares at the time the stock award vests.

The specific terms of vesting of a stock award depend on whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of stock awards are made mid-year and vest in four annual installments on June 1st of each year. Talent acquisition grants of stock awards to new hires vest in a similar manner, except that the first installment is often pro-rated, depending on the grant date.

2013 Equity Awards. Our board of directors, on recommendation of the compensation committee, made a promotional performance recognition grant, a talent acquisition grant and annual performance recognition grants to one or more of our named executive officers during 2013.

In connection with the promotion of Mr. Mowry to President and Chief Executive Officer on a non-interim basis, he received a promotional performance recognition grant in February 2013. The number of stock options and stock awards granted to Mr. Mowry as part of the promotional performance recognition grant was determined based on the pro rata difference between the long-term incentive grant guideline for Mr. Mowry, as President and Chief

Executive Officer and his then most recent long-term incentive grant as Chief Operating Officer, which was Mr. Mowry’s position prior to becoming President and Chief Executive Officer. Accordingly, on February 26, 2013, Mr. Mowry was granted a stock option to purchase 17,466 ordinary shares and a stock award in the form of a restricted stock unit for 7,982 ordinary shares.

Since Mr. Van Ummersen joined Tornier as a new executive in 2013, he received a talent acquisition grant in 2013. The number of stock options and stock awards granted to Mr. Van Ummersen as part of the talent acquisition grant was determined based on two times his long-term incentive grant guideline of $437,500, which represents 125% of his base salary. Accordingly, on August 9, 2013, Mr. Van Ummersen was granted a stock option to purchase 52,765 ordinary shares and a stock award in the form of a restricted stock unit for 24,430 ordinary shares.

The table below describes the annual performance recognition grants made to our named executive officers in 2013 and the applicable long-term incentive grant guideline for such performance recognition grants for these executives. Since Mr. Van Ummersen received a talent acquisition grant at the time of the performance recognition grants, he did not receive a performance recognition grant for 2013 and thus is not listed in the table below.

Named executive officer	Stock options	Stock awards	Value of long-term incentive grant guideline(1) ($)
David H. Mowry	61,057	28,269	$1,012,500
Shawn T McCormick	26,745	12,383	443,515
Stéphan Epinette(2)	23,192	10,738	389,501
Terry M. Rich	27,108	12,551	449,530

(1)	The value per long-term incentive grant guideline of the annual performance recognition grants is based on the value calculated under our long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this proxy statement.
(2)	A rate of one Euro to $1.33 was used to convert Mr. Epinette’s base salary into U.S. dollars for purposes of determining his long-term incentive grant guideline.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2013 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this proxy statement.

2014 Retention Equity Awards. Effective as of February 25, 2014, stock grants, in the form of restricted stock units, were granted to certain of our officers, including three of our named executive officers. The purpose of the grants was to retain and motivate our officers in light of: (1) the continuity of our executive team is important for executing our current strategic plan; (2) such officers received minimal corporate bonus payouts for 2013 under our corporate performance incentive plan and received little to no corporate bonus payouts for 2012; (3) such officers received no bonus payouts for 2013 attributable to their individual performance since under the terms of our corporate performance incentive plan, if the threshold adjusted EBITDA corporate performance goal was not achieved, then executive officer participants did not receive any payout under the plan for individual performance; (4) the vast majority of previously granted stock options held by such officers are currently “underwater” and thus offer minimal retention value; and (5) the outstanding long-term equity incentive value for our executive officers is below the median for all positions compared to our February 2013 peer group and below the 25th percentile for three of seven positions.

The retention restricted stock units will vest based on the passage of time, with 50% of the underlying shares vesting and becoming issuable on the two-year anniversary of the grant date, 25% on the three-year anniversary of the grant date and the remaining 25% on the four-year anniversary of the grant date, or, if earlier, upon the achievement of certain minimum share price triggers. The share price triggers were measured based on a 30-day average closing price of our ordinary shares.

The following named executive officers received the following number of retention restricted stock units: Mr. McCormick (12,500); Mr. Van Ummersen (12,500); and Mr. Rich (12,500). Neither Mr. Mowry nor Mr. Epinette received any retention restricted stock unit grants. The number of retention restricted stock units granted to each named executive officer was determined based on a comparison of the value of their current long-term equity incentives and their respective long term incentive grant guideline.

All Other Compensation

Retirement Benefits. In 2013, each of our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including our U.S. operating subsidiary’s 401(k) plan and, with respect to Mr. Epinette, our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, or the Retraite Complémentaire, on the same basis as our other employees. We believe that these plans provide an enhanced opportunity for our executives to plan for and meet their retirement savings needs. Mr. Epinette also participated in our French operating subsidiary’s defined contribution pension plan for key employees, or the Retraite Supplémentaire, on the same basis as other key employees. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Relocation Benefits. We provide new hires and employees who we request to relocate with standard, market competitive reimbursements of and payments for certain relocation benefits. In June 2013, Mr. Van Ummersen, who lived in Massachusetts, commenced employment as our then new Senior Vice President, Product Delivery. To ease his employment transition to the Minneapolis/St. Paul area, we agreed to provide Mr. Van Ummersen a monthly temporary living stipend of $2,500 for 12 months. During 2013, we also continued to provide Mr. Mowry a monthly housing stipend of $3,000 through mid-year. The amounts of Mr. Van Ummersen’s monthly temporary living stipend and Mr. Mowry’s monthly housing stipend were determined based on average monthly rentals for an apartment in downtown Minneapolis. All of these amounts are included in the “All other compensation” column of the Summary Compensation Table and amounts paid during 2013 are quantified in the related note to that column.

Contingent Sign-On Bonus. Under Mr. Van Ummersen’s employment agreement, we agreed to pay him an $80,000 sign-on bonus, contingent on his employment for at least one year. We believe this payment assisted in our ability to hire Mr. Van Ummersen.

Discretionary Bonuses. On February 13, 2014, our board of directors, upon recommendation of our compensation committee, approved a discretionary bonus of €31,944 to Mr. Epinette, and on April 30, 2013, our board of directors, upon recommendation of our compensation committee, approved a discretionary bonus of €21,000 to Mr. Epinette. The purpose of these bonuses was to reward Mr. Epinette for the strong performance of our international business and his extraordinary individual performance and to retain and motivate him to achieve our corporate and international business’s performance objectives going forward.

Perquisites and Other Benefits. Our named executive officers receive other benefits, which also are received by our other employees, including the opportunity to purchase our ordinary shares at a discount with payroll deductions under our tax-qualified employee stock purchase plan, and health, dental and life insurance benefits. We provide limited additional modest perquisites to our named executive officers, only on a case-by-case basis. For 2013, these perquisites included the housing stipend for Mowry, the temporary living stipend for Mr. Van Ummersen and an automobile allowance for Mr. Epinette. We provide Mr. Epinette with an automobile allowance on the same basis as other key employees of our French operating subsidiary pursuant to our company policy, which we believe is necessary in light of the competitive market for talent in our industry.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our prior stock option plan, current stock incentive plan and written employment agreements with our executives and other key employees. These arrangements are designed to incentivize our executives to remain with the company in the event of a change in control or potential change in control. Under the terms of our current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and stock awards become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of the company. For more information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. We believe our “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees. They also provide executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave before the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, we have entered into employment agreements with our named executive officers and other officers to provide certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control (“double-trigger” provisions). These change in control protections were initially offered to induce the executives to accept or continue employment with our company, provide consideration to an executive for certain restrictive covenants that apply following a termination of employment and provide continuity of management in connection with a threatened or actual change in control transaction. If the executive’s employment is terminated without cause or by the executive for “good reason” (as defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock awards. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.” Other than the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our shareholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination of the executive’s employment, either by us without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our company, might view employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to the company’s overall value, our potential change in control benefits are relatively small. We confirm this belief on an annual basis by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities. We, thus, believe we must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of our named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement. These severance arrangements were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to an executive for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into the employment agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under the headings “Executive Compensation—Summary Compensation—Employment Agreements” and “Potential Payments Upon a Termination or Change in Control.”

Stock Ownership Guidelines

In February 2014, we established stock ownership guidelines that are intended to further align the interests of our executive officers with those of our shareholders. Stock ownership targets for our executive officers are set at that number of ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for our CEO and one and one-half times for our other executive officers. Executive officers have five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach their stock ownership target. Until the applicable stock ownership target is achieved, each executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. If there is a significant decline in our stock price that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable target.

Our compensation committee will report on compliance with the guidelines at least annually to our board of directors. Stock ownership targets are evaluated and adjusted as necessary on January 1st each year and also whenever an executive’s annual base salary changes. As of February 13, 2014, the date the stock ownership guidelines were established, all of our executives met their respective individual stock ownership guideline, except for Mr. Mowry, whose stock ownership target is the highest amongst our executive team in light of his CEO position.

Anti-Hedging and Pledging

Our code of conduct on insider trading and confidentiality prohibits our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our shares in any significant respect.

Compensation Committee Report

Our compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management. Based on this review and these discussions, our compensation committee has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Sean D. Carney

Richard W. Wallman

Elizabeth H. Weatherman

Executive Compensation Tables and Narratives

Summary Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to the individuals that served as our principal executive officer and principal financial officer and other named executive officers for the years ended December 29, 2013, December 30, 2012 and January 1, 2012.

SUMMARY COMPENSATION TABLE—2013

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen- sation(6) ($)	Total ($)
David H. Mowry(7) President and Chief Executive Officer and Executive Director	2013 2012 2011	444,334 341,591 143,844	0 0 0	687,758 192,630 436,313	689,921 195,481 539,650	106,285 17,666 46,627	27,673 42,251 35,706	1,955,971 789,619 1,202,140
Shawn T McCormick(8) Chief Financial Officer	2013 2012	354,411 114,198	0 75,000	240,848 354,488	241,636 357,207	47,686 5,710	3,707 0	888,288 906,603
Gordon W. Van Ummersen(9) Senior Vice President, Global Product Delivery	2013	196,314	80,000	475,161	476,721	26,414	21,510	1,276,120
Stéphan Epinette(10) Senior Vice President, International Commercial Operations	2013 2012 2011	322,567 297,688 299,620	43,699 0 28,636	208,853 143,323 186,186	209,535 145,192 236,519	7,220 48,962 81,960	97,608 87,988 99,002	889,482 723,153 931,923
Terry M. Rich(11) Senior Vice President, U.S. Commercial Operations	2013 2012	358,823 282,468	0 0	244,116 614,993	244,915 735,654	16,093 21,185	0 0	863,947 1,654,300

(1)	From June 27, 2013 and through December 29, 2013, 5% of Mr. Mowry’s annual base salary was allocated to his service as a member of our board of directors.
(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2013, 2012 or 2011, except as described below under “—Contingent Sign-On and Other Discretionary Bonuses.” Annual cash incentive bonus payouts based on performance against pre-established performance goals under our corporate performance incentive plan, and in the case of Mr. Epinette, our French incentive compensation scheme, are reported in the “Non-equity incentive plan compensation” column.
(3)	Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date.
(4)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected Life	Expected volatility	Expected dividend yield
08/09/2013	9.03	1.70%	6.11 years	46.58%	0
02/26/2013	7.92	1.00%	6.11 years	47.21%	0
09/04/2012	8.38	0.85%	6.11 years	48.03%	0
08/28/2012	8.30	0.95%	6.25 years	47.94%	0
08/10/2012	8.37	0.93%	6.11 years	48.14%	0
03/12/2012	11.04	1.20%	6.11 years	48.65%	0
08/12/2011	11.13	1.29%	6.11 years	48.33%	0
05/12/2011	12.34	2.26%	6.11 years	48.60%	0

(5)	Represents amounts paid under our corporate performance incentive plan, and for Mr. Epinette, also under our French incentive compensation scheme. The amount reflected for each year reflects the amounts earned for that year but paid during the following year.
(6)	The amounts shown in this column for 2013 include the following with respect to each named executive officer:

Name	Retirement benefits(a) ($)	Perquisites and other personal benefits(b) ($)	Total ($)
Mr. Mowry	7,350	20,323	27,673
Mr. McCormick	3,707	—	3,707
Mr. Van Ummersen	4,010	17,500	21,510
Mr. Epinette	70,841	26,767	97,608
Mr. Rich	—	—	—

(a)	Represents 401(k) matching contributions under the Tornier, Inc. 401(k) plan for Messrs. Mowry, McCormick and Van Ummersen, and for Mr. Epinette the following retirement contributions on his behalf: (i) $5,366 in contributions to the French government mandated pension plan; (ii) $46,710 in contributions to our French operating subsidiary’s Retraite Complémentaire; and (iii) $18,765 in contributions to our French operating subsidiary’s Retraite Supplémentaire.
(b)	Represents $20,323 in a housing stipend for Mr. Mowry, $17,500 in temporary living stipend for Mr. Van Ummersen and $26,767 in automobile expenses for Mr. Epinette.

(7)	Mr. Mowry was appointed as President and Chief Executive Officer effective February 12, 2013, Interim President and Chief Executive Officer effective November 12, 2012 and prior to such position served as Chief Operating Officer effective July 20, 2011.
(8)	Mr. McCormick was appointed as Chief Financial Officer effective September 4, 2012.
(9)	Mr. Van Ummersen was appointed as Senior Vice President, Product Delivery effective June 3, 2013 and Senior Vice President, Global Product Delivery effective January 14, 2014.
(10)	Mr. Epinette’s cash compensation was paid in Euro. The foreign currency exchange rate of 1.3277 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2013, was used to calculate Mr. Epinette’s base salary and all other compensation amounts for 2013, except for his April 2013 discretionary bonus where a foreign currency exchange rate of 1.307 U.S. dollars for 1 Euro was used and his non-equity incentive plan compensation and February 2014 discretionary bonus where a foreign currency exchange rate of 1.368 U.S. dollars for 1 Euro was used, which represent the respective foreign exchange rates on the dates of corporate approval of such amounts.
(11)	Mr. Rich was appointed as Senior Vice President, U.S. Commercial Operations effective March 12, 2012.

Employment Agreements. We, through one of our operating subsidiaries, typically execute employment agreements in conjunction with the hiring or promotion of an executive officer. Our named executive officers are generally compensated by the operating subsidiary to which such named executive officer primarily provided services. Tornier, Inc., our primary U.S. operating subsidiary, is a party to employment agreements with Messrs. Mowry, McCormick, Van Ummersen and Rich, which agreements are substantially the same, other than differences in base salary, target annual bonus percentages and severance. The employment agreements have a specified term of three years and are subject to automatic renewal for one-year terms unless either we or the executive provides 60 days’ advance notice of a desire not to renew the agreement. Under the agreements, each executive is entitled to a specified base salary, subject to increase but not decrease, is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of base salary, and is entitled to participate in the employee benefit plans and arrangements that we generally maintain for our senior executives. The employment agreements also contain severance provisions which are described under the heading “—Potential Payments Upon a Termination or Change in Control” and covenants intended to protect against the disclosure of confidential information during and following employment, as well as restrictions on engaging in competition with our company or otherwise interfering with our business relationships, which extend through the one-year anniversary of an executive’s termination of employment for any reason. With respect to certain executives, the employment agreements provide for certain limited additional benefits, which are described in more detail under the heading “—Perquisites and Personal Benefits.”

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which does not have a specified term, but which may be terminated by either party in accordance with local law, and which is substantially similar to the employment agreements described above with respect to base salary, annual target bonus, benefit participation and non-compete obligations. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, which are described under the heading “—Potential Payments Upon a Termination or Change in Control.”

Equity and Non-Equity Incentive Compensation. During 2013, our named executive officers received grants of stock options and stock awards under our stock incentive plan. These grants and our stock incentive plan are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Our named executive officers also received annual cash incentive bonuses under our corporate performance incentive plan for their 2013 performance. In addition, Mr. Epinette will receive an annual cash incentive bonus in mid-2014 under our French incentive compensation scheme for 2013 performance. The bonus amounts and these plans are described in more detail under the headings “Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.”

Contingent Sign-On and Other Discretionary Bonuses. During 2013, we paid an $80,000 sign-on bonus to Mr. Van Ummersen that is contingent upon his employment for at least one year. The only other discretionary bonuses that we paid during 2013 were a €31,944 discretionary bonus to Mr. Epinette to recognize the performance of our international business during 2013 and a €21,000 discretionary bonus to Mr. Epinette to recognize the performance of our international business during the first quarter of 2013.

Retirement Benefits. Under the Tornier, Inc. 401(k) Plan, participants, including our named executive officers, other than Mr. Epinette, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. Mr. Epinette participates in our French operating subsidiary’s government-mandated pension plan, government-mandated pension plan for managerial staff, the Retraite Complémentaire, and defined contribution pension plan for key employees, the Retraite Supplémentaire, in each case on the same basis as other key employees of our French operating subsidiary. In 2013, pursuant to the Retraite Supplémentaire, our French operating subsidiary made contributions equal to approximately 6.5% of Mr. Epinette’s base salary on Mr. Epinette’s behalf. The Retraite Supplémentaire is intended to supplement the state pension plans mandated by French labor laws and to provide participants with a form of compensation that is efficient with respect to income tax and mandated social contributions. Except for our French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, we do not provide pension arrangements or post-retirement health coverage for our employees, including our named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Personal Benefits. With respect to perquisites and personal benefits, during 2013, we provided a $3,000 monthly housing stipend for Mowry through July 2013, a $2,500 temporary living stipend for Mr. Van Ummersen and an automobile allowance for Mr. Epinette. The only other benefits that our named executive officers receive are benefits that are also received by our other employees, including the retirement benefits described above, an ability to purchase our ordinary shares at a discount with payroll deductions under our employee stock purchase plan and medical, dental, vision and life insurance benefits.

Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the executive or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements provide that the executive will not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the executive unless so authorized by our board of directors or (ii) with respect to any action, suit or proceeding instituted by the executive to enforce or interpret the indemnification agreement unless the executive is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding determines that, despite the executive’s failure to establish the right to indemnification, he or she is entitled to indemnity for such expenses. The indemnification agreement also set forth procedures that apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 29, 2013. Non-equity incentive plan-based awards were granted to our named executive officers under our corporate performance incentive plan, and in the case of Mr. Epinette, our French incentive compensation scheme. Stock awards and option awards were granted under our stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. We did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 29, 2013.

GRANTS OF PLAN-BASED AWARDS—2013

	Grant date	Board approval date(1)	Estimated future payouts under non-equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value stock and Option awards(7) ($)
Name			Thres- hold(3) ($)	Target ($)	Maxi- mum(4) ($)
David H. Mowry
Cash incentive award	N/A	02/12/13	35,547	355,467	497,654
Stock option	02/26/13	02/12/13					17,466	17.28	138,284
Stock grant	02/26/13	02/12/13				7,982			137,929
Stock option	08/09/13	08/01/13					61,057	19.45	551,638
Stock grant	08/09/13	08/01/13				28,269			549,829
Shawn T McCormick
Cash incentive award	N/A	02/12/13	17,721	177,206	248,088
Stock option	08/09/13	08/01/13					26,745	19.45	241,636
Stock grant	08/09/13	08/01/13				12,383			240,848
Gordon W. Van Ummersen
Cash incentive award	N/A	06/10/13	9,816	98,157	137,420
Stock option	08/09/13	08/01/13					52,765	19.45	476,721
Stock grant	08/09/13	08/01/13				24,430			475,161
Stéphan Epinette
Cash incentive award	N/A	02/12/13	12,903	129,027	180,637
French incentive comp. scheme award	N/A	06/29/13	806	24,584	24,584
Stock option	08/09/13	08/01/13					23,192	19.45	209,535
Stock grant	08/09/13	08/01/13				10,738			208,853
Terry M. Rich
Cash incentive award	N/A	02/12/13	26,912	269,117	376,764
Stock option	08/09/13	08/01/13					27,108	19.45	244,915
Stock grant	08/09/13	08/01/13				12,551			244,116

(1)	With respect to stock awards and option awards, the grant date was not necessarily the board approval date since the grant date was the third full trading day after the public release of our then most recent financial results. With respect to newly hired officers, the grant date may be the first day of their employment.
(2)

Represents amounts payable under our corporate performance incentive plan for 2013, which was approved by our board of directors on February 12, 2013. The threshold, target and maximum estimated future payouts for Mr. Van Ummersen have been prorated to reflect his June 10, 2013 start date. In addition, for Mr. Epinette, also represents amounts payable under our French operating subsidiary’s incentive compensation scheme governed by an agreement entered into by our French operating subsidiary on June 29, 2013. The foreign currency exchange rate of 1.3277 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2013, was used to calculate Mr. Epinette’s threshold, target and maximum awards. The actual amounts paid under the corporate performance incentive plan and French incentive compensation scheme are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.

(3)	The threshold amount for awards payable under our corporate performance incentive plan and our French operating subsidiary’s incentive compensation scheme assumes the satisfaction of the threshold level of the lowest weighted financial performance goal.
(4)	Maximum amounts reflect payout of the portion of our annual cash incentive bonus tied to corporate financial performance goals at a maximum rate of 150% of target and the portion of our annual cash incentive bonus tied to individual performance goals at a rate of 100% of target under our corporate performance incentive plan. Target and maximum payout amounts are the same for purposes of our French incentive compensation scheme.
(5)	Represents stock grants in the form of restricted stock units granted under our stock incentive plan. The restricted stock units vest and become issuable over time, with the last tranche becoming issuable on June 1, 2017, in each case, so long as the individual remains an employee or consultant of our company.
(6)	Represents options granted under our stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments.
(7)	We refer you to notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

Tornier N.V. Corporate Performance Incentive Plan. Under the terms of the Tornier N.V. Corporate Performance Incentive Plan, our named executive officers, as well as other employees of our company, earn annual cash incentive bonuses based on our financial performance and individual objectives. The material terms of the plan are described in detail under the heading “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

French Performance Incentive Compensation Scheme. Under the terms of the Tornier SAS Performance Incentive Compensation Scheme, Mr. Epinette, as well as other executives of our company who are employed by our French operating subsidiary, earn annual cash incentive bonuses based on our financial performance and the financial performance of our French operating subsidiary. The material terms of the plan are described in detail under the heading “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Tornier N.V. 2010 Incentive Plan. At our general meeting of shareholders on August 26, 2010, our shareholders approved the Tornier N.V. 2010 Incentive Plan, which we refer to as our stock incentive plan, which permits the grant of a wide variety of equity awards to our employees, including our employees, directors and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards and other stock-based awards. Our stock incentive plan is designed to assist us in attracting and retaining our employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of each of our shareholders.

Our shareholders approved an amendment to the stock incentive plan on June 27, 2012 to increase the number of ordinary shares available for issuance under the plan. The stock incentive plan, as amended, reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under our prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under our prior stock option plan as of such date); (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan; and (iii) 2.7 million. As of December 29, 2013, 2.1 million ordinary shares remained available for grant under the stock incentive plan, and there were 3.2 million ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Similarly, ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the stock incentive plan. The total number of ordinary shares available for issuance under the stock incentive plan and the number of ordinary shares subject to outstanding awards are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or ordinary shares.

Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by our shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. Our board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of our ordinary shares is the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company.

Currently, optionees must pay the exercise price of stock options in cash, except that our compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an executive’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will: (i) immediately terminate if the executive’s employment or service relationship with our company terminated for cause; (ii) continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of his or her death or disability; or (iii) continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability.

Stock grants under the plan are made in the form of restricted stock units and assuming the recipient continuously provides services to our company (whether as an employee or as a consultant) typically vest and the ordinary shares underlying such grants are issued over time. The specific terms of vesting of a stock grant depends upon whether the award is a performance recognition grant, talent acquisition grant, special recognition grant or discretionary grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Promotional performance recognition grants and talent acquisition grants granted to promoted employees and new employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date. Grants also may vest upon the achievement of certain financial performance goals, such as those based on revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar financial performance measures, or individual performance goals.

As a condition of receiving stock options or stock grants, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. With respect to stock grants, our executives must agree to pay in cash all applicable tax withholding obligations, or alternatively, may give instructions to and authorization any brokerage firm determined acceptable to us for such purpose to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the stock grant as we determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, then, under the terms of our stock incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and stock awards that have not vested for each of our named executive officers that remained outstanding at our fiscal year-end, December 29, 2013. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding at December 29, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2013

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
David H. Mowry	27,275	21,215	23.61	08/12/2021
	7,301	16,064	18.04	08/10/2022
	—	17,466	17.28	02/26/2023
	—	61,057	19.45	08/09/2023
					54,014	987,916
Shawn T McCormick	13,326	29,319	18.15	09/04/2022
	—	26,745	19.45	08/09/2023
					28,252	516,729
Gordon W. Van Ummersen	—	52,765	19.45	08/09/2023
					24,430	446,825
Stéphan Epinette	66,666	—	16.98	05/01/2019
	31,246	2,087	22.50	02/01/2020
	11,191	6,719	27.31	12/01/2020
	5,469	12,032	18.22	02/28/2022
	—	23,192	19.45	08/09/2023
					22,146	405,050
Terry M. Rich	24,364	31,326	23.36	03/12/2022
	4,513	9,930	18.04	08/10/2022
	—	27,108	19.45	08/09/2023
					30,765	562,692

(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of our company. If a change in control our company occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates.
(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	June 1, 2014	August 28, 2014	June 1, 2015	June 1, 2016	June 1, 2017
Mr. Mowry	17,273	—	17,275	12,398	7,068
Mr. McCormick	8,384	—	8,385	8,387	3,096
Mr. Van Ummersen	5,089	—	6,447	6,447	6,447
Mr. Epinette	4,389	3,999	6,389	4,684	2,685
Mr. Rich	11,418	—	11,420	4,789	3,138

If a change in control of our company occurs, all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target.

(4)	The market value of stock grants that had not vested as of December 29, 2013 is based on the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on the last trading day of our fiscal year end, December 27, 2013 ($18.29).

Options Exercised and Stock Vested During Fiscal Year

The table below provides information regarding stock options that were exercised by our named executive officers and stock awards that vested for each of our named executive officers during the fiscal year ended December 29, 2013.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David H. Mowry
Stock options	—	—
Restricted stock units			7,546	119,151
Shawn T McCormick
Stock options	—	—
Restricted stock units			3,662	57,823
Gordon W. Van Ummersen
Stock options	—	—
Restricted stock units			—	—
Stéphan Epinette
Stock options	—	—
Restricted stock units			3,410	53,844
Terry M. Rich
Stock options	—	—
Restricted stock units			8,281	130,757

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our ordinary shares on the exercise date, as reported by The NASDAQ Global Select Market, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the restricted stock unit awards held by each of the named executive represents the gross number of ordinary shares acquired, multiplied by $15.79 per share, the closing sale price of our ordinary shares, as reported by The NASDAQ Global Select Market, on May 31, 2013, the last trading day prior to the vesting date.

Potential Payments Upon a Termination or Change in Control

Severance Arrangements – Generally. Tornier Inc., our primary U.S. operating subsidiary, is a party to employment agreements with each of our named executive officers, except Mr. Epinette, which agreements provide for certain severance protections. Under such agreements, if the executive’s employment is terminated by Tornier, Inc. without “cause” (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for 12 months following termination, and, in the event the executive’s employment is terminated without cause due to non-renewal of the employment agreements by Tornier, Inc., the executive also will be entitled to a payment equal to his or her pro rata annual bonus for the year of termination.

Tornier SAS, our French operating subsidiary, is a party to an employment agreement with Mr. Epinette, which agreement provides for certain protections. Pursuant to the agreement and French labor laws, Mr. Epinette is entitled to receive certain payments and benefits following a voluntary or involuntary termination of employment, including an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in the agreement, a payment equal to Mr. Epinette’s French incentive compensation scheme payment for the year of his termination and, in the case of an involuntary termination of employment, a severance payment payable pursuant to French law, the amount of which is determined based on Mr. Epinette’s gross monthly salary and years of service with Tornier SAS. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

Change in Control Arrangements – Generally. Under the terms of the employment agreements Tornier Inc. has entered into with Mr. Mowry, Mr. McCormick, Mr. Van Ummersen and Mr. Rich, in the event the executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock grants.

Under the terms of the employment agreement between Tornier SAS and Mr. Epinette, if Mr. Epinette is terminated for reasons other than negligence or serious misconduct following a change in control (as such term is defined in the employment agreement), he is entitled to gross monthly salary continuation and health and welfare benefit continuation for 12 months following termination of employment, accelerated vesting of all unvested options, as well as a payment equal to Mr. Epinette’s annual target bonus and French incentive compensation scheme payment for the year of his termination. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to our annual cash incentive bonus program.

In addition to the change in control severance protections provided in the employment agreements with our executives, our prior stock option plan and our current stock incentive plan under which stock options and stock grants have been granted to our named executive officers contain “change in control” provisions. Under our prior stock option plan and current stock incentive plan, if there is a change in control of our company, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under our current stock incentive plan means:

•

the acquisition (other than from Tornier) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•

consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of our company; or

•

the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

The definition of change in control in our prior stock option plan and executive employment agreements is not identical but substantially similar to the definition in our current stock incentive plan.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death and (v) termination by reason of an executive’s disability. The amounts shown assume that the applicable triggering event occurred on December 29, 2013, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering events
Name	Type of payment	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death ($)	Disability ($)
David H. Mowry	Cash severance(1)	—	450,000	450,000	—	—
	Benefit continuation(2)	—	13,827	13,827	—	—
	Target bonus(3)	—	—	355,467	—	—
	Option award acceleration(4)	—	—	4,016	—	—
	Stock award acceleration(5)	—	—	987,916	—	—

	Total	—	463,827	1,811,226	—	—
Shawn T McCormick	Cash severance(1)	—	354,812	354,812	—	—
	Benefit continuation(2)	—	13,827	13,827	—	—
	Target bonus(3)	—	—	177,206	—	—
	Option award acceleration(4)	—	—	4,105	—	—
	Stock award acceleration(5)	—	—	516,729	—	—

	Total	—	368,639	1,066,679	—	—

		Triggering events
Name	Type of payment	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death ($)	Disability ($)
Gordon W. Van Ummersen	Cash severance(1)	—	350,000	350,000	—	—
	Benefit continuation(2)	—	13,827	13,827	—	—
	Target bonus(3)	—	—	175,000	—	—
	Option award acceleration(4)	—	—	—	—	—
	Stock award acceleration(5)	—	—	446,825	—	—

	Total	—	363,827	985,652	—	—
Stéphan Epinette(6)	Cash severance	375,307	342,598	750,614	—	375,307
	Benefit continuation	—	13,827	13,827	—	—
	Target bonus(7)	22,708	22,708	153,610	22,708	22,708
	Option award acceleration(4)	—	—	842	—	—
	Stock award acceleration(5)	—	—	405,050	—	—

	Total	398,015	379,133	1,323,943	22,708	398,015
Terry M. Rich	Cash severance(1)	—	359,624	359,624	—	—
	Benefit continuation(2)	—	13,827	13,827	—	—
	Target bonus(3)	—	—	269,117	—	—
	Option award acceleration(4)	—	—	2,483	—	—
	Stock award acceleration(5)	—	—	562,692	—	—

	Total	—	373,451	1,207,743	—	—

(1)	Represents the value of salary continuation for 12 months or payment of a lump sum equal to 12-months’ base salary following the executive’s termination, as applicable.
(2)	Includes the value of medical, dental and vision benefit continuation for each executive and their family for 12 months following the executive’s termination. With respect to a qualifying change in control termination, we will bear the entire cost of coverage.
(3)	Includes value of full target bonus for the year of the change in control. In the case of all of the named executive officers, other than Mr. Epinette, if the termination is an involuntary termination without cause and the date of termination is such that the termination is structured as a non-renewal of the executive’s employment agreement, then under such circumstances a pro rata portion of the executive’s annual bonus would be required to be paid under the terms of the executive’s employment agreement.
(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the per share market price of our ordinary shares underlying the unvested stock options held by such executive as of December 27, 2013, the last trading day of 2013, based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 27, 2013 ($18.29), and (ii) the per share exercise price of the options held by such executive. The range of per share exercise prices of unvested stock options held by our named executive officers included in the table as of December 29, 2013 was $16.98 to $27.31.
(5)	The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by such officer as of December 29, 2013, multiplied by (ii) the per share market price of our ordinary shares as of last trading day of 2013, December 27, 2013 based upon the per share closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market, on December 27, 2013 ($18.29).
(6)	The foreign currency exchange rate of 1.3277 U.S. dollars for 1 Euro, which reflects an average conversion rate for 2013, was used to calculate Mr. Epinette’s payments and benefits upon termination of employment.
(7)	Includes amounts payable pursuant to the French incentive compensation scheme maintained by Tornier SAS assuming 100% achievement of applicable performance metrics. Pursuant to French law, participants receive their annual incentive payment for the year of their termination of employment for any reason. Upon a qualifying termination following a change in control, Mr. Epinette also will receive his full target annual bonus for the year of the change in control under our corporate performance incentive plan.

(8)	Reflects an amount equal to 12 months’ gross monthly salary, which is payable as consideration for the restrictive covenants contained in Mr. Epinette’s employment agreement (the “restrictive covenant consideration”). Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of annual incentive bonus payable to Mr. Epinette in 2012 in respect of 2011 performance pursuant to our annual bonus program.
(9)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to one-fifth of Mr. Epinette’s gross monthly salary, multiplied by his number of years of service with Tornier SAS, which is intended to reflect an amount payable pursuant to French law in the event of Mr. Epinette’s involuntary termination of employment. Mr. Epinette will receive these benefits following any involuntary termination of employment, except for a termination involving serious or gross misconduct.
(10)	Reflects, in addition to the restrictive covenant consideration described in note (8), an amount equal to 12 months’ gross monthly salary, which is intended to reflect an amount payable pursuant to Mr. Epinette’s employment agreement in the event of an involuntary termination of employment within 12 months following a change in control.

Risk Assessment of Compensation Policies, Practices and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•

while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help fulfill our corporate mission, vision and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, our performance-based compensation has appropriate maximums;

•

a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing our employees on our company’s long-term interests; and

•

performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for our company and our shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS

Proposals for the 2015 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2015 annual general meeting of shareholders, the proposal should be delivered to Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2015 annual general meeting of shareholders, a proposal must be received by our Vice President, Chief Legal Officer and Secretary on or before January 17, 2015, unless the date of the 2015 annual general meeting is changed by more than 30 days from the date of the 2014 annual general meeting of shareholders, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other shareholder proposals to be presented at our 2015 annual general meeting of shareholders, including director nominations, must be given in writing to our Senior Vice President, Chief Legal Officer and Secretary no later than 60 days prior to our 2015 annual general meeting of shareholders, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

Proxy Solicitation Costs

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of our company without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 675 4002.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

Copies of 2013 Annual Report on Form 10-K and Dutch Statutory Annual Accounts

Our annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 29, 2013 are being sent or made available electronically to shareholders together with this proxy statement on or about May 16, 2014.

Our annual report on Form 10-K, including the financial statements and the financial statement schedules thereto, and our Dutch statutory annual accounts for the fiscal year ended December 29, 2013 are available without charge upon written request to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 29, 2013 are also available on our website at www.tornier.com.

By Order of the Board of Directors

/s/ Sean D. Carney
Sean D. Carney Chairman of the Board of Directors

May 16, 2014

TORNIER N.V. PRINS BERNHARDPLEIN 200 1097 JB AMSTERDAM THE NETHERLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 24, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 24, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75195-P47789 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TORNIER N.V.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of two non-executive directors nominated by the Board of Directors	For	Against	Abstain
	1a. Election of Alain Tornier for non-executive director. Mark “For” to elect Tornier.	☐	☐	☐
	1b. Election of Elizabeth H. Weatherman for non-executive director. Mark “For” to elect Weatherman.	☐	☐	☐
						For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐	9.

Authorization of the Board of Directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 26, 2019.

						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.	☐	☐	☐	10.

Authorization of the Board of Directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the Board of Directors may issue or grant pursuant to the authority in voting item 9 above until June 26, 2019.

						☐	☐	☐
4.	Appointment of E&Y Accountants LLP as our auditor for our Dutch statutory annual accounts for the fiscal year ending December 28, 2014.	☐	☐	☐	NOTE: In his discretion, upon such other matters as may properly come before the meeting.
5.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 29, 2013.	☐	☐	☐

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

6.	Authorization of the preparation of our Dutch statutory annual accounts and annual report of the Board of Directors required by Dutch law in the English language.	☐	☐	☐
7.	Release of the members of our Board of Directors from liability with respect to the exercise of their duties during the fiscal year ended December 29, 2013.	☐	☐	☐
8.

Authorization of our Board of Directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for shares) until December 26, 2015, on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price per share (or depositary receipt) at the time of the transaction.

		☐	☐	☐

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Dutch Annual Report are available at www.proxyvote.com.

M75196-P47789

TORNIER N.V.

PROXY

Annual General Meeting of Shareholders

June 26, 2014

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Tornier N.V. hereby constitutes and appoints David H. Mowry and Kevin M. Klemz, or either one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of Tornier N.V. to be held at the Company’s offices at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, on Thursday, June 26, 2014 at 9:00 a.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1(A)-(B) AND “FOR” EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.